SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOLUTE ENERGY CORPORATION

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1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Telephone: (303) 534-4600

April •, 2017

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Friday, May 12, 2017, at 9:00 a.m., Mountain Time. The meeting will be held at the offices of                         .

At the Annual Meeting, you will be asked (i) to elect two Class II directors to our Board of Directors; (ii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers; (iii) to select, by a non-binding advisory vote, the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company; (iv) to approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 1,450,000 shares of our common stock; (v) to ratify the Company’s rights agreement; and (vi) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2016, with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Richard F. Betz
Chief Executive Officer

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of                                 , at 9:00 a.m., Mountain Time, on May 12, 2017, for the following purposes:

1.	to elect James M. Piccone and Thomas O. Hicks, Jr. to our Board of Directors as Class II directors;

2.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Proposal”);

3.	to select, by a non-binding advisory vote, the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company (the “Say on Frequency Proposal”);

4.	to approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 1,450,000 shares of our common stock (the “Plan Amendment”);

5.	to ratify the Company’s rights agreement (the “Rights Agreement Proposal”);

6.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

7.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Tuesday, March 14, 2017, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2017:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2016, are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis

Executive Vice President, General Counsel and Secretary

April •, 2017

Denver, Colorado

i

ii

iii

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on May 12, 2017, at 9:00 a.m., Mountain Time, at the offices of [                                        ], and at any adjournments or postponements thereof (the “Annual Meeting” or the “2017 Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April •, 2017. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Tuesday, March 14, 2017, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 22,433,991 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as the ratification of auditors, but cannot vote on “non-routine” matters, which include matters such as votes for the election of directors, the Say on Pay Proposal, the Say of Frequency Proposal, the Plan Amendment Proposal and the Rights Agreement Proposal. Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 14, 2017, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote both on Proposal One, relating to the election of James M. Piccone and Thomas O. Hicks, Jr. to the Board as Class II directors. Members of the Board are elected by a plurality of votes cast. This means that the two duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the proposed approval, by a non-binding advisory vote (the “Say on Pay Proposal”), of the compensation paid to the Company’s Named Executive Officers (“NEOs”). To be approved, that proposal must receive the affirmative vote of a majority of the votes cast at the meeting. For this proposal, an abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

You may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN” on Proposal Three, relating to the selection, by a non-binding advisory vote, of the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company (the “Say on Frequency Proposal”). The approval of Proposal Three shall be determined by a plurality of votes cast. Neither broker non-votes nor abstentions will have any effect on the outcome of the vote on the proposal.

Although the advisory votes in Proposals Two and Three are non-binding, the Board will review the results of the votes and will take them into account in determinations concerning executive compensation and the frequency of future advisory votes.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Four, relating to the proposed amendment to our 2009 Performance Incentive Plan (the “Incentive Plan”) to increase the maximum number of shares available for award under the Incentive Plan by 1,450,000 shares of our common stock (the “Plan Amendment”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are cast at the meeting. For this proposal, an abstention will count as a vote cast and will therefore have the effect of a vote against the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Five, relating to the ratification of the Company’s rights agreement (the “Rights Agreement Proposal”). To be approved, Proposal Five must receive the affirmative vote of a majority of the voting shares that are cast at the meeting. Neither broker non-votes nor abstentions will have any effect on the outcome of the vote on the proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Six, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are cast at the meeting. For this proposal, an abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. Brokers have discretion to vote on this matter even without specific voting instructions from the beneficial owner of shares.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of James M. Piccone and Thomas O. Hicks, Jr. to the Board as Class II directors;

•	“FOR” Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s NEOs;

•	“EVERY YEAR” on Proposal Three relating to the selection, by a non-binding advisory vote, of the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Company’s NEOs;

•	“FOR” Proposal Four, relating to the approval of the Plan Amendment;

•	“FOR” Proposal Five, relating to the ratification of the Rights Agreement; and

•	“FOR” Proposal Six, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Any validly completed proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on Proposal One, Proposal Two, Proposal Three, Proposal Four or Proposal Five without instructions from you, in which case a broker non-vote will occur and your shares will not be voted in favor of the Board’s recommendations on such proposals. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the applicable rules to vote your shares on Proposal Six, the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us, or (iii) attending the Annual Meeting and voting in person.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management, and involve external risks and uncertainties, including, but not limited to, those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements include information and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement. You should not put undue reliance on any forward-looking statements. Except as required by applicable law or regulation, we do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (Richard F. Betz, James E. Duffy and William K. White), two Class II directors (James M. Piccone and Thomas O. Hicks, Jr.) and two Class III directors (Nicholas J. Sutton and Gary L. Hultquist). The term of the current Class II directors will expire at the 2017 Annual Meeting. Our certificate of incorporation provides that successors to the class of directors whose terms expire at an annual meeting shall be elected for three-year terms. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be as nearly equal in number as possible.

The Board has nominated Messrs. Piccone and Hicks to stand for re-election at the Annual Meeting as Class II directors and to serve until the 2020 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the 2017 Annual Meeting will continue in office for the remainder of their respective terms.

The Board has no reason to believe that Messrs. Piccone and Hicks will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought.

Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board. The Board is currently comprised of seven (7) directors with no vacancies. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of James M. Piccone and Thomas O. Hicks, Jr. to the Board as Class II directors.

Board of Directors

The following table sets forth certain information as of March 14, 2017, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees

Class II
James M. Piccone	66	President and Director	2009	2017
Thomas O. Hicks, Jr.	39	Director	2009	2017

Other Directors

Class I
Richard F. Betz	55	Chief Executive Officer and Director	2017	2019
James E. Duffy	66	Director	2009	2019
William K. White	75	Director	2014	2019

Class III
Nicholas J. Sutton	72	Chairman of the Board	2009	2018
Gary L. Hultquist	73	Director	2014	2018

Class II Nominees

James M. Piccone has been the President and a member of the Board since the Company’s formation in July 2009. He was also General Counsel and Secretary of the Company from its formation in July 2009 until July 2010. Mr. Piccone has served as President of various Company subsidiaries and affiliates (collectively referred to as “Predecessor Resolute”) since the formation of these entities beginning in 2004. He also served as General Counsel and Secretary of each of these entities until July 2010 and as a member of the board of managers of certain of these entities. From January 2002 until January 2004, Mr. Piccone was executive vice president and general counsel for Aspect Energy, LLC, a private oil and gas company. He also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Currently, Mr. Piccone is a director of Western Energy Alliance. He is admitted to the practice of law in Colorado and is a member of local and national bar associations. In determining Mr. Piccone’s qualifications to serve on our Board of, the Board has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Predecessor Resolute, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”).

Thomas O. Hicks, Jr. was elected to the Board in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009. Between September 25, 2009 and December 15, 2009, he was also a member of the Compensation Committee. Mr. Hicks has served as a partner of Hicks Holdings LLC since its inception in 2005. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He also served as Secretary and Vice President of Hicks Acquisition Company II, Inc. from October 2010 to July 2011. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. Mr. Hicks has been a director of Drilling Tools International Holdings, Inc. since January 2012, a director of Sight Sciences, Inc. since October 2015, a director of Replacement Parts Holdings LLC, the parent of Standard Industrial Manufacturing Partners LLC d/b/a Standard Pump since July 2016 and also served as a director of Carol’s

Daughter Holding, LLC from April 2014 to November 2014. He also served several roles for the Texas Rangers Baseball Club and the Dallas Stars Hockey Club from 2004 through 2011. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York-based merchant banking firm. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on the Board, the Board has considered, among other things, his wide ranging business experience and expertise in sales, banking and management.

Other Directors

Nicholas J. Sutton has been Executive Chairman of the Board of the Company since January 2017 and prior to that was Chairman of the Board and Chief Executive Officer since the Company’s formation in July 2009. Prior to December 31, 2016, Mr. Sutton was the Chief Executive Officer of the entities forming Predecessor Resolute since their founding in 2004 and remains on the boards of directors and boards of managers of those entities. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, a NYSE-listed company, from 1987 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Predecessor Resolute in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. From 2006 until 2014, Mr. Sutton served as a director of Tidewater, Inc. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists and of the California Bar Association (inactive status). In determining Mr. Sutton’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Predecessor Resolute, as well as his experience in serving on the boards of directors of other public companies in the oil and gas industry. In addition, Mr. Sutton has degrees in engineering and law, and he graduated from the Owner/President Management program at the Harvard University Graduate Business School, giving him expertise in many of the areas of importance to the Company.

Richard F. Betz has been Chief Executive Officer and Director since January 2017. Mr. Betz was Chief Operating Officer from March 2012 until December 2016, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President—Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years. Mr. Betz received a B.S. in Finance from Villanova University and an MBA from the Wharton School at the University of Pennsylvania.

James E. Duffy was elected to the Board in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of ReadyMax, Inc. (f/k/a StreamWorks Products Group, Inc.), a private consumer products development company that manufactures products for the industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and director of HS Resources until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co. in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

Gary L. Hultquist was appointed to the Board in February 2014. Mr. Hultquist has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since February 2014, and a member of the Audit Committee since March 2015. Mr. Hultquist has been a Director of NYSE-listed Kinder Morgan, Inc. (KMI) since December 2014. Prior to the merger of KMI and Kinder Morgan Energy Partners, L.P. (KMP) in November 2014 (the “Merger”), Mr. Hultquist had been a Director of Kinder Morgan G.P., Inc., the General Partner of KMP, since 1999, where he served as Lead Independent Director, Chair of the Compensation Committee and Member of the Audit Committee and Nominating and Governance Committee. He also served as Chair of the Special Committee of Independent Directors of KMP for the $44 billion Merger. Since 1986, he has been an international investment banker and strategic advisor, to public and private company clients in the U.S., Europe and Asia, handling corporate financings, mergers and acquisitions. He is currently a Managing Director of Viant Capital, LLC, an investment banking firm in San Francisco, specializing in energy and technology. From 1995 to 1997, Mr. Hultquist also served on the board of directors and as chair of the Audit Committee of OnTrak Systems, Inc. during its IPO and subsequent merger with NASDAQ-listed Lam Research for over $400 million. He also served as board member and advisor to Rodel, Inc. during its acquisition by Rohm and Haas. Mr. Hultquist holds securities licenses 7, 63 and 24 (General Securities Principal) from FINRA and is a member of the California Bar Association. Mr. Hultquist practiced law in California for over 13 years. Mr. Hultquist has also served on the boards of directors of several private companies. He received his B.S. Degree in Accounting-Finance from Northwest Missouri State University, a J.D. degree from the University of Missouri Law School and attended the George Washington University Law School’s LLM in Taxation program. In determining Mr. Hultquist’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry.

William K. White was elected to the Board in April 2014. Mr. White has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since April 28, 2014, and a member of the Audit Committee since March 2015. Mr. White, a retired oil and gas executive, also services as an Audit Committee financial expert. He was a Director of the General Partner of Eagle Rock Energy Partners, L.P. from October 2006 to October 2015, at which time the company was merged into another entity. While a Director of Eagle Rock, he served as Chairman of the Audit Committee and was a member of the Compensation and Conflicts committees at several points in time. From May 2005 to September 2007, he served as an independent Director and member of the Audit and Compensation Committees of the Board of Directors of Teton Energy Corporation, a public company. From July 2008 through December 2008, in preparation for an IPO, which was withdrawn due to market conditions, Mr. White served as independent Director, Audit Committee Chairman and member of the Compensation Committee of CRC-Evans International, Inc., an affiliate of a portfolio company of Natural Gas Partners (“NGP”). In December 2012, Mr. White joined the Board of Directors of NGP Capital Resource Company as an Independent Director where he also served on the Compensation, Audit, Conflicts and Nominating and Governance Committees. In the fourth quarter of 2014, NGP Capital Resource Company changed investment managers and Mr. White, along with the existing directors, resigned from the Board of Directors as part of the transaction. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer for Pure Resources, Inc., an NYSE-listed independent oil and gas producer. In determining Mr. White’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his previous senior executive officer and director positions at several oil and gas companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value, $0.0001 per share (“Common Stock”), as of March 14, 2017, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each NEO, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities. The address for all directors and officers is c/o Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	2,852,836 (2)	12.7%

John C. Goff c/o Goff Capital, Inc. 500 Commerce Street, Suite 700 Fort Worth, Texas 76102	1,664,808 (3)	7.4%

Anchorage Capital Group, L.L.C. 610 Broadway 6th Floor New York, New York 10012	1,188,399 (4)	5.2%

James E. Duffy	23,542 (5)	*

Gary L. Hultquist	28,121 (6)	*

Thomas O. Hicks, Jr.	100,190 (7)	*

William K. White	25,585 (8)	*

Nicholas J. Sutton	525,384 (9)	2.3%

James M. Piccone	295,691 (10)	1.3%

Theodore Gazulis	205,168 (11)	*

Richard F. Betz	218,300 (12)	1.0%

Michael N. Stefanoudakis	95,295 (13)	*

All directors and executive officers as a group (11 persons)	1,648,808 (14)	7.3%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(d), 13(g) and 16(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 14, 2017, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Restricted stock subject to conditions on vesting is considered issued and outstanding for all purposes. The percentage of beneficial ownership is based on 22,433,991 shares of Common Stock outstanding as of March 14, 2017.

(2)	This disclosure is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2017 on behalf of each of the following persons: (i) Wellington Management Group LLP; (ii) Wellington Group Holdings LLP; (iii) Wellington Investment Advisors Holdings LLP; and (iv) Wellington Management Company LLP. The securities as to which the Schedule 13G is filed by Wellington Management Group LLP, as parent holding company of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP.

(3)	This disclosure is based on Amendment No. 6 to Schedule 13D/A filed with the SEC on December 21, 2017 on behalf of each of the following persons: (i) John C. Goff; (ii) The John C. Goff 2010 Family Trust (“Goff Family Trust”); (iii) Goff Family Investments, LP (“Goff Family Investments”); (iv) Kulik Partners, LP (“Kulik Partners”); (v) Cuerno Largo Partners, LP (“Cuerno Partners”); (vi) The Goff Family Foundation (“Goff Foundation”); (vii) JCG 2016 Holdings, LP; (viii) Cuerno Largo, LLC (“Cuerno GP”); (ix) Kulik GP, LLC (“Kulik GP”); (x) Goff Capital, Inc. (“Goff Capital”); and (xi) JCG 2016 Management, LLC. As of the date of such filing, John C. Goff may be deemed the beneficial owner of (1) 636,608 shares of Common Stock owned by Goff Family Trust, (2) 110,000 shares of Common Stock owned by Goff Family Investments, (3) 82,000 shares of Common Stock owned by Kulik Partners, (4) 82,000 shares of Common Stock owned by Cuerno Partners, (5) 15,360 shares of Common Stock owned by Goff Foundation, (6) 674,391 shares of Common Stock owned by JCG 2016 Holdings (comprised of 606,668 shares of Common Stock and 2,000 shares of preferred stock convertible into 67,723 shares of Common Stock); and (7) 64,449 shares of Common Stock owned by him individually or held in family members’ accounts over which he shares investment and/or dispositive power. As general partner of the Kulik Partners, Kulik GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Kulik Partners shares. Kulik GP disclaims beneficial ownership of the Kulik Partner shares, except to the extent of its pecuniary interest therein. As general partner of the Cuerno Partners, Cuerno GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Cuerno Partner shares. Cuerno GP disclaims beneficial ownership of the Cuerno Partner shares, except to the extent of its pecuniary interest therein. As general partner of Goff Family Investments, Goff Capital may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff Family Investments shares. Goff Capital disclaims beneficial ownership of Goff Family Investments Shares, except to the extent of its pecuniary interest therein. As general partner of JCG 2016 Holdings, JCG 2016 Management may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of JCG 2016 Holdings Shares. JCG 2016 Management disclaims beneficial ownership of JCG 2016 Holdings Shares, except to the extent of its pecuniary interest therein. As trustee of Goff Family Trust, as managing member of Cuerno GP and Kulik GP, as the sole board member of Goff Foundation and as president of Goff Capital; John C. Goff may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Goff Family Trust shares, the Kulik Partner shares, the Cuerno Partner shares, the Goff Foundation shares and the Goff Family Investments shares. Mr. Goff disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(4)	This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2017 on behalf of each of the following persons: (i) Anchorage Capital Group, L.L.C.; (ii) Anchorage Advisors Management, L.L.C.; and (iii) Kevin M. Ulrich. This Statement relates to shares of Common Stock held for the accounts of Anchorage Capital Master Offshore, Ltd., a Cayman Islands exempted company incorporated with limited liability (“Anchorage Offshore”), and Anchorage Illiquid Opportunities Offshore Master V, L.P., a Cayman Islands exempted limited partnership (“AIOOM V”). Capital Group is the investment advisor to each of Anchorage Offshore and AIOOM V. Management is the sole managing member of Capital Group. Mr. Ulrich is the Chief Executive Officer of Capital Group and the senior managing member of Management. As of December 31, 2016, each of the Reporting Persons may be deemed the beneficial owner of 1,188,399 shares of Common Stock. This amount consists of: (A) 650,000 Shares held for the account of Anchorage Offshore; and (B) 538,399 Shares obtainable upon conversion of 15,900 shares of the Issuer’s 8.125% Series B Cumulative Perpetual Convertible Preferred Stock (“Convertible Preferred Stock”) held for the account of AIOOM V.

(5)	The disclosure for Mr. Duffy includes 3,934 shares of restricted stock that are subject to future vesting.

(6)	The disclosure for Mr. Hultquist includes 3,934 shares of restricted stock that are subject to future vesting.

(7)	The disclosure for Mr. Hicks includes 3,934 shares of restricted stock that are subject to future vesting.

(8)	The disclosure for Mr. White includes 3,934 shares of restricted stock that are subject to future vesting.

(9)	The disclosure for Mr. Sutton includes 18,358 shares of restricted stock that are subject to future vesting. Also includes 94,150 shares held by the reporting person in an IRA account, 276,678 shares held in a revocable trust and options to purchase 96,878 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

(10)	The disclosure for Mr. Piccone includes 43,535 shares of restricted stock that are subject to future vesting. Also includes 46,655 shares held by the reporting person in an IRA account and options to purchase 54,514 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

(11)	The disclosure for Mr. Gazulis includes 34,422 shares of restricted stock that are subject to future vesting. Also includes 95,513 shares held by the reporting person in a revocable trust, 8,782 shares held in a custodial account, 15,600 shares held in the George D. Gazulis Revocable Trust and 1,000 shares held in an IRA FBO George Gazulis, Theodore Gazulis, beneficiary, and options to purchase 34,483 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

(12)	The disclosure for Mr. Betz includes 50,879 shares of restricted stock that are subject to future vesting. Also includes 32,660 shares held by the reporting person in an IRA account and options to purchase 34,483 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

(13)	The disclosure for Mr. Stefanoudakis includes 32,127 shares of restricted stock that are subject to future vesting. Also includes 11,000 shares held by the reporting person in an IRA account and options to purchase 19,705 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

(14)	This disclosure includes 234,396 shares of restricted stock that are subject to future vesting and options to purchase 271,955 shares of Common Stock that will become exercisable within 60 days of March 14, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2016.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction the Board. In connection with its oversight of the Company’s operations and governance, the Board has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee of the Board;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•	an Audit Committee Whistleblower Policy (i) to allow directors, officers and employees to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) which provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•	a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203.

The Board meets regularly to review significant developments affecting the Company and to act on matters requiring its approval. The Board held seventeen meetings in 2016 and acted three times by written consent. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he served during his period of service in 2016.

Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton, Betz and Piccone attended the 2016 annual stockholders’ meeting, and Messrs. Duffy, Hicks, Hultquist and White participated telephonically.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Board has determined that, other than Messrs. Sutton, Betz and Piccone, each member of the Board is independent under the NYSE rules. In making that determination, the Board considered (i) the relationship of Mr. Hicks with Hicks

Holdings LLC, a stockholder of the Company and affiliate of the sponsor of our 2009 public merger transaction and (ii) the investment by several of the Company’s executive officers in ReadyMax, Inc., a company of which Mr. Duffy is the Chairman, a co-founder and a stockholder, in an aggregate interest of less than 10% of the outstanding shares of such company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board or the compensation committee of any entity that has one or more executive officers serving on the Board, or on the Compensation Committee of the Board.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Hultquist, Duffy and White, with Mr. White serving as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board has determined that each of Messrs. Hultquist, Duffy and White qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE rules and for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2016, the Audit Committee held seven meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Duffy, Hultquist and White, with Mr. Hultquist serving as Chairman. The Compensation Committee’s primary function is to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer. In February 2012, the Compensation Committee initially engaged Longnecker and Associates (“L&A”) as its independent compensation consultant and L&A remains in that capacity currently. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code (the “Code”). During 2016, the Compensation Committee held seven meetings and acted once by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the current members of which are Messrs. Hicks, Hultquist and White, with Mr. Hicks serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is (i) to assist the Board with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and

(iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2016, the Corporate Governance/Nominating Committee held four meetings.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•	be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, generally at the time of each in-person board meeting. Our Lead Independent Director presides at all such executive sessions. Mr. Duffy is our Lead Independent Director.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communications Policy, a copy of which is available on our website at www.resoluteenergy.com. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the Lead Independent Director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2018 annual meeting of stockholders must be received no later than December •, 2017, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2018 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 or 3.2, as applicable, of our bylaws, and must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws. Assuming the 2018 annual meeting of stockholders is held on the one year anniversary of the 2017 Annual Meeting, such proposals must be received no earlier than January 12, 2018, and no later than February 11, 2018.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after February •, 2018, that is intended to be presented at the 2018 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

The Board currently consists of seven directors, all of whom, other than Messrs. Sutton, Betz and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman of the Board since the Company became a public company in September 2009. Mr. Sutton was also Chief Executive Officer until December 31, 2016. Effective January 1, 2017, Mr. Sutton retired from the position of Chief Executive Officer and Mr. Betz was appointed to that position. Mr. Sutton will remain as Executive Chairman and will continue to preside over meetings of the Board of Directors. Mr. Sutton was Chairman and Chief Executive Officer of Predecessor Resolute from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1987 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director presides over executive sessions of the independent directors, which generally occur at the time of each in-person board meeting, and also presides over any Board meetings at which Mr. Sutton is not present. The Lead Independent Director reviews agendas for Board meetings, reviews annual goals and objectives for the Company and consults with the Board and Compensation Committee regarding its evaluation of the performance of the Chief Executive Officer. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of the date of this filing, regarding the current executive officers of the Company.

Name	Age	Position

Nicholas J. Sutton	72	Executive Chairman and Director

Richard F. Betz	55	Chief Executive Officer and Director

James M. Piccone	66	President and Director

Theodore Gazulis	62	Executive Vice President and Chief Financial Officer

Michael N. Stefanoudakis	46	Executive Vice President, General Counsel and Secretary

Bob D. Brady, Jr.	59	Senior Vice President, Operations

James A. Tuell	57	Senior Vice President and Chief Accounting Officer

Nicholas J. Sutton—See “Proposal One—Election of Directors” for Mr. Sutton’s biography.

Richard F. Betz—See “Proposal One—Election of Directors” for Mr. Betz’s biography.

James M. Piccone—See “Proposal One—Election of Directors” for Mr. Piccone’s biography.

Theodore Gazulis has been Executive Vice President and Chief Financial Officer since March 2012, was Senior Vice President and Chief Financial Officer of the Company from September 2009 to March 2012, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He had been Vice President—Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Executive Vice President, Secretary and General Counsel of the Company since February 7, 2017. From July 1, 2010 to February 6, 2017, he served as Senior Vice President, Secretary and General Counsel of the Company. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., an NYSE listed company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a NASDAQ-listed company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, an NYSE listed oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local, state and national bar associations.

Bob D. Brady, Jr. has been Senior Vice President, Operations of the Company since May 5, 2015, and prior to that was Vice President, Operations since June 1, 2010. From March 1, 2006 until May 31, 2010, Mr. Brady served as the Company’s Operations Manager. Mr. Brady previously served as Drilling Manager and Engineer for El Paso Production Company and Medicine Bow Energy Corporation (acquired by El Paso) from February 2004 until March 2006. Mr. Brady was Vice President of Engineering and Operations for Double Eagle Petroleum Company from April 2002 until February 2004. Prior to working for Double Eagle, Mr. Brady was Operations Manager for Prima Oil & Gas Company from November 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Company. He has over 30 years’ experience in oil and gas industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Senior Vice President and Chief Accounting Officer of the Company since May 5, 2015, and prior to that was Vice President and Chief Accounting Officer since June 1, 2010. From December 2009 until May 31, 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc. from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc. from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, Principal Financial and Accounting Officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. This Compensation Discussion and Analysis (“CD&A”) is intended to be read in conjunction with the tables beginning on page 42 below, which provide detailed historical compensation information for our NEOs. For 2016, our NEOs were:

Name	Title
Nicholas J. Sutton(1)	Chairman and Chief Executive Officer
James M. Piccone	President
Richard F. Betz(1)	Executive Vice President, Chief Operating Officer
Theodore Gazulis	Executive Vice President, Chief Financial Officer
Michael N. Stefanoudakis(2)	Senior Vice President, General Counsel and Secretary

(1)	Effective January 1, 2017, Mr. Betz was appointed to the position of Chief Executive Officer and Mr. Sutton was appointed to the position of Executive Chairman.

(2)	Effective February 7, 2017, Mr. Stefanoudakis was appointed Executive Vice President, General Counsel and Secretary.

Executive Summary

Our Compensation Programs in 2016

At the beginning of 2015, the Compensation Committee and the Board implemented substantial changes to the Company’s executive compensation programs primarily designed to recognize the depressed commodity price environment in which the Company was operating and to implement extensive cost-saving measures. Certain of those changes to compensation programs in 2015 were continued into 2016, including the following:

•	Reduced all Company annual short-term incentive (“STI”) targets by 30%, including for NEOs.

•	Reduced all Company long-term incentive (“LTI”) targets by 35%, including for NEOs.

•	Reduced director equity awards by 35%.

•	Suspended the automatic period-by-period 401(k) matching contribution by the Company, and determined that 401(k) matching would only be made if Company metrics were met.

The Board of Directors and Compensation Committee also approved the following changes for 2016 from our 2015 compensation program:

•	Restored base salaries of our officer group to 2014 levels.

•	Restored cash retainers for non-employee directors to 2014 levels.

•	Utilized cash-settled stock appreciation rights priced 10% out of the money and stock options priced 10% out of the money for a substantial portion of the long-term incentive program for NEOs in order to align NEO compensation with stockholder returns and motivate executives to focus on building long-term value for stockholders while minimizing the dilutive effect of issuing restricted shares in a depressed stock price environment.

Operational, Financial and Strategic Achievements for 2016

Among Resolute’s operational, financial and strategic accomplishments for 2016, the Company achieved the following material items that were all considered by the Compensation Committee and the Board in determining 2016 performance under its short-term incentive plan and in setting compensation for 2017:

•	Increase in Stock Price and Market Capitalization. Resolute’s common stock price rose from $4.35 on December 31, 2015 to $41.19 on December 30, 2016, representing an 847% increase over that period.

•	Production. Production for 2016 increased 14% to 5,182 MBoe, or 14,157 Boe per day, from the 4,536 MBoe, or 12,427 Boe per day, during 2015, above the high end of the Company’s public guidance. Furthermore, the 2016 exit rate was more than 20,800 Boe per day, with more than 14,500 Boe per day coming from the Permian Basin.

•	LOE and G&A. Resolute beat the low end of guidance for lease operating expense and was within the guidance range on general and administrative expense. For 2016, cash-based lease operating expense was $63.4 million and cash-based general and administrative expense for 2016 was $26.6 million.

•	Reserves Growth. Year-end 2016 proved reserves increased by 82% to 60.3 MMBoe from year-end 2015 largely due to our successful 2016 Delaware Basin drilling program.

•	Adjusted EBITDA Growth. During 2016, Resolute generated $140.8 million of Adjusted EBITDA (a non-GAAP measure), a 9% increase from the prior year period during which Resolute generated $129.3 million of Adjusted EBITDA.

•	Midstream Transaction. In August 2016, Resolute consummated a series of related agreements with Caprock Midstream, LLC and its affiliates (“Caprock”), pursuant to which Resolute and Firewheel Energy, LLC (“Firewheel”), our existing minority interest holder in the Mustang area, sold the gas gathering and water handling systems currently operated by Resolute in the Appaloosa and Mustang project areas in Reeves County, Texas, for aggregate gross consideration of up to approximately $120 million. The consideration is comprised of two components: 1) a $50 million payment for the assets currently in place (of which approximately $32 million went to Resolute) and 2) up to approximately $70 million in earn-out payments tied to field drilling activity through 2020 that will deliver gas and produced water into the system. In connection with those transactions, Resolute also entered into fifteen year commercial agreements with Caprock for gas gathering and processing services and water handling and disposal services for all gas and water produced by Resolute in exchange for customary fees based on the volume of gas and water produced and delivered.

•	Delaware Basin Firewheel Acquisition. In October 2016, Resolute acquired from Firewheel certain Reeves County interests in the Delaware Basin, for consideration consisting of $90 million in cash and 2,114,523 shares of Common Stock of the Company, issued to Firewheel (the “Delaware Basin Firewheel Acquisition”). The properties included 3,293 net acres in our Mustang operating area and interests in thirteen horizontal and fifteen vertical wells. The acquisition also included Firewheel’s interest in future earn-out payments from Caprock under the earn-out agreement referred to above.

•	Preferred Stock Offering. The Delaware Basin Firewheel Acquisition was financed in part with proceeds received from a private offering of shares of 8 1⁄8% Series B Cumulative Perpetual Convertible Preferred Stock of the Company, which also closed in October. The Company sold a total of 62,500 shares of the convertible preferred stock. Total net proceeds from the sale of the convertible preferred stock, before offering expenses, were approximately $60.0 million.

•	Common Stock Offering. In December 2016, Resolute closed an underwritten public offering of 4,370,000 shares of its Common Stock. The Company’s net proceeds from the offering, including as a result of the option exercise, after deducting fees and estimated expenses, were approximately $160.9 million.

•	Retirement of Second Lien Credit Facility. Prior to year-end, Resolute notified its second lien lenders that it would use the net proceeds from the Common Stock offering to repay in full the Company’s second lien secured term loan. Subsequent to December 31, 2016, Resolute repaid all amounts outstanding on the Secured Term Loan Facility and terminated that agreement.

•	Debt Reduction and Liquidity Enhancement. By year-end 2016 our total net debt to Adjusted EBITDA ratio was 2.9x, with only $10 million outstanding on our revolving credit facility, compared to a total net debt to Adjusted EBITDA ratio of 4.05x at year-end 2015.

•	Reverse Stock Split. In June 2016, Resolute filed a certificate of amendment to its certificate of incorporation to effect the previously-announced reverse stock split of the Company’s Common Stock at a ratio of 1-for-5 (the “Reverse Stock Split”). The certificate of amendment also reduced the number of authorized shares of Common Stock from 225,000,000 to 45,000,000. The Reverse Stock Split, including the certificate of amendment, was approved by the Company’s Board of Directors and by the stockholders at the Company’s 2016 annual meeting of stockholders. The Company is now in compliance with all listing requirements of the NYSE. All historical share amounts disclosed in this proxy statement have been retroactively adjusted to reflect this Reverse Stock Split.

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.

Compensation Best Practices Resolute Follows
Pay for Performance—We tie pay to performance. A significant portion of total compensation to executives is not guaranteed. We have established clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
Conservative Executive Compensation Increases—Historically, the intent of the Committee is to provide overall increases in total compensation for the executives which are well within market appropriate ranges. For 2016, the Committee maintained certain significant downward adjustments to compensation as highlighted in the Executive Summary and also approved restoring base salary levels to 2014 levels.
Mitigate Undue Risk—We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets and robust board and management processes to identify risk.
Double Trigger—All employment agreements and incentive award agreements for NEO’s and other senior executives require a change in control followed by a termination of employment before cash severance benefits are triggered.
No Perquisites—We do not provide perquisites to our executive officers. All other compensation values included in the Summary Compensation Table are related to cost of benefits.
Regular Review of Share Utilization—We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines—We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.
No SERP Program—We do not offer SERP’s to our current executives.
Minimum Vesting Requirements—We have instituted minimum vesting requirements for all equity-based compensation awards.
Independent Compensation Consulting Firm—The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker & Associates (“L&A”), which provides no other services to the Company.

Unfavored Practices Resolute Does Not Follow
No Excise Tax Gross-Ups Upon Change in Control
No Repricing of Underwater Stock Options
No Hedging Transactions or Short Sales by Executive Officers or Directors Permitted
No Guaranteed Bonus or Retention Bonus for Executive Officers
Severance multipliers not greater than 3x for any executive officer

Resolute Pays for Performance

As stated above, the management team was able to deliver excellent strategic, operational and financial results in 2016 despite the challenging commodity price environment. In recognition of the relatively low commodity price environment, the Board determined in early 2016 that the reduced STI and LTI targets compensation amounts implemented in 2015 would remain in place for 2016.

When measuring the actual results of metrics specifically assigned to our annual STI program, overall performance was well above target on production and LOE (where performance exceeded stretch levels) and was within range for G&A expense and capital projects (where performance exceeded target levels) (see tables on pages 36 to 38 below). This resulted in an average Company metric performance of approximately 137.72%. The Compensation Committee and Board took this into account when assessing individual performance under our STI plan and determined that individual awards at target levels were appropriate. As a result, the CEO and NEOs were all awarded 140% of the targeted individual performance level. When combining both company and individual performance levels, STI awards to NEOs were paid out at 138.9% of target.

The Compensation Committee also took into account the fact that by the end of 2016 the marketplace began to recognize the extremely strong operational performance of the Company. As of fiscal year end, on one year and three year total shareholder return (“TSR”) bases relative to our 2016 Compensation Peer Group, the Company ranked at the 100th percentile and 63rd percentile, respectively. Our stock price began the year with a closing price on the NYSE of $4.35 per share on December 31, 2015 and by December 31, 2016 had reached $41.19 per share, an 847% increase.

Total 2016 CEO Compensation

The total 2016 compensation of our CEO and NEOs rose from 2015 levels but was still substantially below 2014 levels. Our CEO’s total compensation was $3,218,629 in 2016, up from $2,059,388 in 2015, but significantly reduced from $5,050,061 in 2014. This was a result of the restoration of 2016 base salaries to 2014 levels, and the continuation of significantly reduced 2016 STI and LTI target compensation amounts (as compared to 2014 levels) for our CEO and NEOs.

Realized Pay: CEO’s Actual Compensation

The following is a chart of our CEO’s reportable and realized compensation over time in relation to our stock price performance. For purposes of the following chart, reportable compensation generally refers to the total compensation reported in our Summary Compensation Table, and realized compensation generally refers to actual total pay realized by our CEO during relevant years. Our stock performance over 2012, 2013 and the first half of 2014 remained relatively flat, and realized CEO compensation as shown in the following chart likewise remained relatively flat, displaying good alignment between pay and performance. The extreme decline in our stock price caused by the deteriorating commodity price environment over the second half of 2014 and 2015 coincided with a significant reduction in realized CEO compensation for that same period, indicating very good alignment between pay and performance. The increase in reportable and realized CEO compensation in 2016 coincided with an 847% increase in our stock price over the course of 2016.

Note: The CEO’s realized compensation for the chart above include the restricted stock shares and the performance shares vested in each of the years and valued at the Company’s year-end stock price. Stock prices charted above are as of December 31 of each year and adjusted for the Company’s 5-1 reverse stock split implemented on June 8, 2016.

Realized Compensation Reflects Alignment with Stockholders

At Resolute, a substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. The following analysis demonstrates the link between performance and actual realized compensation. The table below sets forth the difference between pay shown in the Summary Compensation Table (“Reported” compensation) and the actual pay realized by the CEO for fiscal years 2011-2016 (“Realized” compensation):

Year of Compensation	Reported Total Direct Compensation	Realized Total Direct Compensation	% Difference in Realized Pay vs. Reported Pay
2016	$3,248,629	$2,407,710	-26%
2015	$2,059,388	$834,061	-59%
2014	$5,050,061	$1,392,206	-72%
2013	$5,241,979	$2,287,504	-56%
2012	$2,705,088	$2,183,598	-19%
2011	$2,919,064	$2,042,753	-30%

Realized compensation is different than Reported compensation as disclosed in the Summary Compensation Table below.

Reported Total Direct Compensation is the total compensation based on the current SEC reporting rules applicable to the Summary Compensation Table disclosed by a Company. Reported compensation includes the “grant date fair value” of equity awards (i.e. restricted stock and performance shares), rather than the annual expense value or the actual value ultimately received by the executive.

Realized Total Direct Compensation is the total compensation actually received by the executive during the fiscal year, including base salary, the current bonus cash payout, market value as of December 31 of the applicable year of previously granted time-based restricted stock that vested in the current year, market value as of December 31 of the applicable year of previously awarded performance-based restricted stock that vested in the current year (if performance was actually achieved), and all other compensation amounts realized in the current year. This excludes the value of newly awarded/unvested restricted stock and performance share grants, and other amounts that will not actually be received until a future date.

A Realized compensation analysis measures cash compensation received, as well as the value of long-term compensation as it is earned, rather than the value at the time of the grant. The tables above illustrate the stark difference in reported pay versus realized pay for the CEO for calendar years 2011-2016. As the tables display, the actual compensation realized by Mr. Sutton was significantly less than the value reported in the Summary Compensation Table for those years where stock price performance was negative.

As Resolute is ultimately focused on the interests of the stockholders, the Realized compensation of the executive team, and in particular the CEO, is linked to the performance of the Company’s TSR, the absolute stock price and other performance metrics as described in the summary of compensation components below. As such, we have provided the chart below which details Resolute’s TSR in comparison to reported compensation and the compensation that was actually realized by the CEO in order to show that based on our compensation philosophy, the compensation plans are in alignment with stockholder return.

Note: The TSR for each year is the value of the stock performance between January 1 and December 31 of that year. The Realized total direct compensation for the chart above includes realized long-term incentive values based upon the number of time-vested and performance-vested shares that actually vested in each of the years at the year-end stock price for such year.

As the analyses above display, the executive compensation programs we have implemented appropriately align the compensation received by our CEO with the returns realized by our stockholders. During the periods where stockholder returns rose, both reported total direct compensation and realized total direct compensation rose. During the period where stockholder returns declined, reported total direct compensation and realized total direct compensation also declined. The unusual stock price decline resulting from the depressed commodity price environment in the second half of 2014 that continued through 2015 and into 2016 resulted in a significant decrease in the realized total direct compensation of the CEO. The realized compensation of the CEO is particularly relevant for 2014—2016 because it recognizes the impact of the significant stock price decline in the second half of 2014 and 2015, and the dramatic stock price increase in the second half of 2016 on the value of the compensation received by the CEO. We believe that this compensation history indicates appropriate pay for performance alignment

Furthermore, our performance-based equity awards are structured such that if performance goals are not met, the performance shares and rights to earn outperformance share are forfeited. In 2015 and early 2016, performance-based equity awards that were granted in 2012 and 2013 were forfeited as a result of the performance goals set forth in those grants not being achieved. In early 2017, performance-based equity awards that were granted in 2014 vested, and a portion of the outperformance shares were earned, based on the strong stock price performance of the Company in 2016. As of the March 8, 2017 vesting date, the Company ranked in the 82nd percentile on a three year TSR compared to our 2014 TSR Peer Group. The following table displays the number of performance shares and rights to earn outperformance shares forfeited in early 2016 by each NEO and the number of performance shares vested and outperformance shares earned in early 2017 by each NEO. Based on these facts, we believe that the compensation programs are aligned with the interests of stockholders and motivate executives to focus on building long-term value for stockholders.

Executive	2013 Performance Shares Forfeited on 3/8/16	2013 Outperformance Shares Forfeited on 3/8/16	2014 Performance Shares Vested on 3/8/17	2014 Outperformance Shares Earned on 3/8/17
Nicholas J. Sutton	18,225	22,399	34,223	22,108
James M. Piccone	10,256	12,604	19,257	12,440
Richard F. Betz	6,487	7,972	12,181	7,869
Theodore Gazulis	6,487	7,972	12,181	7,869
Michael N. Stefanoudakis	3,706	4,555	6,960	4,496

Favorable Equity Award Concentration Ratios

Over 51% of our equity awards in each of 2014, 2015 and 2016 were granted to employees other than our NEOs, and grants to our CEO in each of those years comprised less than 20% of the overall awards.

2016 Say on Pay Vote Results

We understand our responsibility to maintain an executive compensation program that fairly and appropriately compensates our executive officers while providing value to our stockholders. However, our success depends substantially on the performance of our executive officers and other key employees. The loss of any member of the senior management team or other key employees could negatively affect our ability to execute our business strategy. We believe that our key executives have played a vital role in guiding the Company through the volatile commodity price cycle to date and the retention of those key executives is crucial to continue the growth in stockholder value.

At our 2016 Annual Meeting, the compensation of our named executive officers was approved by approximately 76% of the votes cast on that proposal (excluding broker non-votes). We believe that the compensation adjustments that we made in 2015 and 2016, and the favorable recommendation received from ISS, contributed to the positive Say on Pay vote. Furthermore, we believe that the continuation of the STI and LTI reductions in 2016 should be favorably viewed by the stockholders as an indication of the commitment of management to guide the Company prudently through industry volatility. We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2016 we met with certain of our largest stockholders and received favorable feedback on our compensation programs, including the significant STI and LTI reductions continued in 2016. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a volatile commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

Process for Establishing Executive Compensation

Role of the Board and the Compensation Committee

The Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy, as described below under “Compensation Philosophy.” The Board has delegated to the Compensation Committee its responsibilities with respect to development of a compensation program and primary implementation of that program. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and also makes recommendations to the Board regarding the compensation of the other executive officers. The Compensation Committee has also retained the responsibility for determining the compensation of the Executive Chairman in light of his past service as Chief Executive Officer. The Compensation Committee also makes recommendations to the Board regarding awards under the 2009 Performance Incentive Plan. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees, although the LTI awards to officers and senior employees are subject to performance requirements not applicable to other employees. The Company does not have any compensation plans that are solely for executive officers.

Role of Management

The Chief Executive Officer plays a key role in determining executive compensation for the other NEOs and other officers. The Chief Executive Officer generally attends the meetings of the Compensation Committee at which executive compensation other than his own is being discussed and makes recommendations to the Compensation Committee. In arriving at his recommendations, the Chief Executive Officer evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the Compensation Committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee and the Board, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Role of Compensation Consultant

The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, may independently retain compensation consultants to assist in deliberations regarding executive compensation. The Compensation Committee has retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with its independent compensation consultant, L&A.

L&A provides various executive compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive compensation program and providing market information and analysis regarding the competitiveness of our program design and the compensation awarded in relationship to performance.

During late 2015 and early 2016, the Compensation Committee engaged L&A to assist in providing a comprehensive assessment of our compensation programs for 2016. The Compensation Committee sought advice from L&A regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. L&A evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market. Specifically, in early 2016, L&A performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for each of the NEOs;

•	Advised the Compensation Committee on current trends in executive compensation programs among energy companies in the then depressed commodity price environment, particularly with respect to the discretionary components of STI awards for 2015, and adjustments to structure and pool amounts for the 2016 STI and LTI programs;

•	Presented information regarding regulatory developments affecting executive compensation programs in our market;

•	Assisted with the analysis and selection of peer group companies for compensation purposes;

•	Assisted in the development of the structure of the 2016 LTI compensation program;

•	Reviewed the annual STI plan; and

•	Assisted in the drafting and review of the 2016 Compensation Discussion and Analysis and compensation tables for the annual proxy statement.

Following the review of the L&A analysis, the Compensation Committee determined that the general structure of the Company’s compensation programs were generally in line with market standards and did not require any immediate action by the committee. However, L&A recommended restoration of officer salaries that had been reduced in 2015, and continued reductions in the 2016 short-term and long-term compensation program target compensation amounts, both of which were implemented by the Company.

The NYSE has adopted guidelines for compensation committees to consider when identifying Compensation Committee advisor independence. The Compensation Committee has reviewed these guidelines and determined that L&A is an independent consultant under these guidelines. This independence was confirmed in writing by L&A. L&A performs no services for the Company other than those specific to assignments requested by the Board and Compensation Committee regarding executive and non-employee director compensation. Our management communicates with L&A and provides data to L&A regarding our employees and executive officers, but does not direct L&A’s activities.

Benchmarking and Peer Group Comparison

The Compensation Committee, along with L&A and management, established the following peer group for compensation purposes for 2016:

2016 Peer Group
Company Name	Company Ticker	Revenue[1]	Assets[1]	Market Cap[1]	Enterprise Value[1]
Diamondback Energy, Inc.	FANG	$527.1	$5,349.7	$9,109.9	$9,760.9
RSP Permian, Inc.	RSPP	$353.9	$4,996.4	$6,332.6	$7,033.0
Parsley Energy, Inc.	PE	$457.8	$3,938.8	$6,328.8	$7,045.3
PDC Energy, Inc.	PDCE	$477.2	$4,485.8	$4,724.6	$4,570.6
Laredo Petroleum, Inc.	LPI	$597.4	$1,782.3	$3,365.9	$4,688.8
Callon Petroleum Company	CPE	$189.0	$2,267.6	$3,090.0	$3,054.2
Matador Resources Company	MTDR	$279.8	$1,464.7	$2,563.2	$3,001.0
Carrizo Oil & Gas, Inc.	CRZO	$424.5	$1,626.3	$2,432.6	$3,763.1
SRC Energy Inc.	SYRG	$101.4	$1,024.1	$1,787.1	$1,798.8
Resolute Energy Corporation	REN	$164.5	$588.4	$897.4	$1,414.7
Sanchez Energy Corporation	SN	$431.3	$1,286.3	$534.8	$1,917.0
Bill Barrett Corporation	BBG	$168.2	$1,385.3	$519.9	$1,057.7
W&T Offshore, Inc.	WTI	$398.1	$829.7	$379.7	$1,329.3
Approach Resources, Inc.	AREX	$90.3	$1,104.6	$134.8	$632.1
Comstock Resources, Inc.	CRK	$170.8	$889.9	$132.5	$1,131.5
Bonanza Creek Energy Inc.	BCEI	$195.3	$1,134.5	$50.7	$940.0

1)	As of 12/31/2016

Note: SRC Energy Inc. was previously Synergy Resources

L&A compiled compensation data for the peer group from the summary compensation tables within peer group proxy statements, as well as narrative disclosures in the CD&A sections. The consultant also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc. Energy Survey, Kenexa, Towers Watson and L&A’s Energy LTI Survey. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

For each element of compensation for which data was available, L&A averaged the 25th percentile from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our NEOs to comparably titled persons at companies within our peer group and in the survey data.

The Compensation Committee makes modifications to the peer group from time to time due to consolidations within the market, and to accommodate new companies entering the oil and gas exploration and production industry, or for other reasons.

Compensation Philosophy and Components

Compensation Philosophy

The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals that are aligned with the stockholders’ interests. As a result, the Company’s compensation philosophy is to provide all employees (except a relatively small group of employees covered by a union contract that sets out specific compensation arrangements) with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above) have aligned interests. When establishing total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives through an appropriate mix of fixed and variable pay components to achieve the organization’s key financial and operational objectives;

•	To ensure that a significant portion of total compensation is “at risk” in the form of performance-based compensation; and

•	To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of total direct compensation: base salary, annual short-term incentive compensation and long-term equity and equity-related compensation. These elements provide our Compensation Committee with a platform to reinforce our pay-for-performance philosophy to address our business needs and goals with appropriate flexibility.

In 2016, 81% of total direct compensation to our CEO was provided through incentive-based compensation, while 73% of NEO compensation was incentive-based, based on compensation information contained in the Summary Compensation Table.

The following charts display the mix of total compensation components of Resolute for the CEO and the other NEOs in 2016. This includes 2016 base salaries, annual incentive cash bonuses, time and performance-based long-term incentives, and all other compensation. As Resolute is focused on the alignment of the interests of its executives with the interests of stockholders, a significant majority of compensation is provided through incentive-based compensation with metrics intended to drive long-term Company growth. Any value to be realized by these awards is contingent upon the Company’s operational performance and stock price performance, and as such is both aligned with stockholder interests and “at-risk”. The chart also displays the performance-based STI and LTI components (including cash-settled stock appreciation rights and stock options priced above fair market value on the date of grant):

Note: All other income is less than 1%

In 2016 the Compensation Committee and the Board established the composition of the long-term incentive grants to the CEO and other NEOs such that approximately 13% of the long-term incentive grants were granted in the form of stock options. Of the remaining 87% of the dollar value of long-term incentive grants, one-half of the value was granted as time-vested restricted cash awards and one-half was granted as cash-settled stock appreciation rights. Furthermore, the exercise price of the options and the base price of the cash-settled stock appreciation rights issued to executive officers were set at 110% of market value on the date of grant. We believe that these factors maintained a substantial “at risk” portion of CEO and NEO compensation, thereby aligning total compensation to stockholder returns.

It is the Compensation Committee’s policy to provide incentives that promote both our short-term and long-term financial objectives that are appropriate to the nature of our assets. Short-term incentive compensation is designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity or equity-based awards have traditionally been the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry for talent. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our LTI program, also described below, generally provides for vesting over a multi-year period. With respect to performance-vested shares granted under our LTI program, vesting is also based on achievement of total shareholder return goals over a one, two and three year period, in order to discourage a short-term focus at the expense of long-term results by our senior executives, including the NEOs.

We believe that retention of our executives and key employees is particularly crucial at this time to continue to guide the Company through this volatile commodity price cycle and to drive growth in stockholder returns.

Setting the Company’s Executive Compensation Levels and Pay Mix

Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is expected to be based on the objectives described above and to include as integral components: base salary, and short-term and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s Chief Executive Officer and recommendation to the full Board regarding the compensation of the other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group and the industry in general.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among other factors. Potential total compensation, including annual incentive compensation and long-term incentive compensation, is normally expected to be at the 75th percentile of total compensation at comparable companies only if performance targets are met. However, this practice was modified in 2015 when salaries were reduced significantly and STI and LTI target compensation amounts were reduced by 30% and 35%, respectively, and in 2016 when these reductions in STI and LTI target compensation amounts were continued.

The combination of base salary, annual cash incentives and equity or equity-based awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Annual cash incentive and equity or equity-based incentive awards are designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance. LTI compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual, the organization and the stockholders. LTI grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. Annual cash incentives and equity or equity-based incentive awards are normally expected to be targeted at the upper end of the range established by peer and industry review such that an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data to the extent that business success makes long-term incentive awards more valuable. However, in 2015, the STI and LTI target compensation amounts were reduced significantly and the 2016 STI and LTI programs retained the lower targets.

In determining the allocation between short-term and long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)	The Company’s annual performance;

(ii)	Impact of the executive’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	Internal equity.

The Compensation Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the Chief Executive Officer, long-term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Compensation Components

The following table summarizes the Company’s various compensation components generally used and the purposes and peer group benchmark level associated with each component. However, in 2015, the STI and LTI target compensation amounts were reduced significantly and the 2016 STI and LTI programs retained these lower targets. As such, the historical benchmarks were not followed in the same manner as in past years.

Component	Purpose of Component	Key Characteristics	Benchmark
Base Salary	Base level of compensation which is determined based on an executive’s performance, experience and tenure, as well as the competitive market for talent.	Fixed compensation which is reviewed by the Compensation Committee annually.	50th Percentile
STI Annual Incentive Award	Motivates executives to achieve short-term business goals and objectives which ultimately drive long-term Company performance.	At-risk compensation which is based on the achievement of annual corporate and individual goals and objectives.	Up to 75th Percentile
LTI Time-Vested Equity Awards	Reinforces a strong link between executives and stockholders through equity ownership and functions as a highly effective retention tool by reducing the volatility of incentive awards in an unpredictable market.	Long-term incentive award which time vests ratably over a three year period.	Up to 75th Percentile
LTI Time-Vested Restricted Cash Awards	Important retention tool to be used in circumstances where equity grants are either unavailable or would be too dilutive.	Long-term award which time vests ratably over a three year period.	Up to 75th Percentile
LTI Performance-Vested Equity Awards	Motivates executives to increase stockholder value creation and develop the Company for continued long-term success. Promotes a strong link between the interests of our executives and stockholders.	At-risk compensation which is tied to the relative stock performance as compared to similar companies over a three year period.	Up to 75th Percentile
LTI Equity and Equity-Related Awards (including Options, Cash-Settled SARs and Performance-Vested Restricted Cash Awards)	Motivates executives to increase stockholder value creation and develop the Company for continued long-term success. Promotes a strong link between the interests of our executives and stockholders.	At-risk compensation which is tied to the relative stock performance. Priced at premium to market price of stock. No payout without stock price increase.	Up to 75th Percentile
All Other Compensation	Provides benefits intended to enhance employee health which further assists in our efforts to attract and retain qualified executives.	Includes health and welfare plans and minimal perquisites.	Minimal

Base Salary

The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, data on similarly situated employees at peer group companies, the individual’s initiative, contribution to our overall performance, managerial ability, handling of special projects and industry and overall market conditions. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The Compensation Committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salaries for the other executive officers which are then approved by the Compensation Committee and the Board. Other executive officers generally recommend the base salary for all employees that are in that executive officer’s area of responsibility. In early 2016, the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer reviewed the recommendations for 2016 salaries for all other employees and adjusted them as they deemed appropriate. The Compensation Committee generally reviews the recommendations of the Chief Executive Officer for all non-executive officer employees as a group and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval. The decisions with respect to salaries for the NEOs reflect responsibilities associated with public company status, experience levels, and other factors. In determining base salaries, the Compensation Committee also reviews data presented by L&A, referred to in the Benchmarking and Peer Group Comparison section above.

2016 Officer Base Salaries. In January 2015, the CEO, the other NEOs and the remaining officers of the Company offered voluntary reductions of their annual salaries (effective February 1, 2015), to indicate their support for the overall enterprise in a difficult commodity price environment. The Board accepted these voluntary reductions and approved the base salaries for each of the NEOs effective February 1, 2015, as reflected in the table below. In February 2016, the Board and the Compensation Committee restored base salaries for the NEOs and other Company employees to 2014 levels, but made no other adjustments to the base salaries for our NEOs:

Executive	2014 Base Salary	2015 Base Salary	2016 Base Salary
Nicholas J. Sutton	$590,000	$24,000	$590,000
James M. Piccone	$415,000	$332,000	$415,000
Richard F. Betz	$350,000	$280,000	$350,000
Theodore Gazulis	$350,000	$280,000	$350,000
Michael N. Stefanoudakis	$300,000	$261,000	$300,000

Short-Term Incentive (STI) Compensation

Annual short-term incentive cash bonuses are performance-based and are intended to promote achievement of annual business objectives, which, if achieved, should have the effect of increasing stockholder value. Currently, all eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers.

Similar to base salaries, the Compensation Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonuses for each other executive officer. Other executive officers recommend the STI awards for all employees that are in that executive officer’s area of responsibility. In early 2017, the Chief Executive Officer, the Executive Chairman, the President, and the Chief Financial Officer reviewed the recommendations for 2016 STI awards for all other employees and adjusted them as they deemed appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

In February 2016, in connection with the Company’s annual compensation cycle, the Compensation Committee asked L&A to evaluate the structure of the Company’s STI Compensation Program. In view of the trends in cash bonus programs of the Company’s industry peers and the market generally, L&A recommended that the Company maintain the general structure of its STI Compensation Program, subject to the reduction of target compensation amounts described below. As such, the Compensation Committee recommended, and the Board approved for implementation, a program that set bonus targets, which are a percentage of base salary, for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. For 2016, the Compensation Committee also reviewed the STI target compensation percentages for all Company executive officers in relation to peer company and market data. While the Company maintained its compensation philosophy of paying base salaries that are targeted near the midpoint of a range established by peer and industry review, and potential total compensation, including annual incentive compensation, at the upper range of total compensation at comparable companies if performance targets are met, the Compensation Committee and Board also recognized the need to make certain adjustments to maintain reduced operating costs in the low commodity price environment at the time.

Based upon the recommendation of L&A and management, the Board maintained 30% reduced STI target percentages for all Company employees, including the CEO and NEOs for 2016, thus effectively reducing the size of the STI pool by 30%. The reduced STI target percentages were applied to the 2016 base salaries for purposes of determining 2016 STI awards. The 2016 NEO STI target percentages are indicated below:

Executive	Original STI Target (As % of Base Salary)	2016 STI Target (As % of Base Salary)
Nicholas J. Sutton	125%	87.5%
James M. Piccone	100%	70%
Richard F. Betz	90%	63%
Theodore Gazulis	90%	63%
Michael N. Stefanoudakis	80%	56%

The Compensation Committee and Board approved a bonus pool equal to the aggregate of each eligible employee’s (reduced) target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). 50% of the Bonus Pool was allocated to the “Company Performance Metrics Pool,” and 50% of the Bonus Pool was allocated to the “Individual Performance Metrics Pool.” The Bonus Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use in evaluating the STI awards, the Compensation Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as TSR that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan.

For 2016, as in past years, the Compensation Committee utilized four key performance metrics outlined below: (i) oil and gas production, (ii) LOE, (iii) G&A expense, and (iv) the Company’s success in advancing its capital and strategic projects on time and on budget. These are also the same metrics that were approved for use in the STI Compensation Program. The reason that these specific metrics were chosen is that the Board believes that they are the best metrics over which the officers and employees can exert some measure of control and which best measure the short-term operational and financial success of the Company. The table below indicates the relative weighting of specific metrics as well as the specific metric targets for the 2016 STI Plan:

Metric	Weighting	Threshold	Target	Stretch
Production (MMBoe)	18.75%	3.636	4.040	4.444
LOE (millions)	11.25%	$79.2	$72.0	$64.8
G&A Expense (as defined) (millions)	7.5%	$27.5	$25.0	$22.5
Capital Projects	12.5%	Determined by Committee
Individual Performance	50%	Determined by Committee

The specific levels of the first three metrics that would trigger the threshold, target and stretch bonus payments were tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus were generally at the midpoint of the range of the Company’s public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. The threshold and stretch values are set by management within ranges recommended by the Compensation Committee and approved by the Board. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable only with additional effort and results. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts and results. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. There is generally no bonus payable with respect to a defined metric if the “threshold” level of performance is not met on that metric. In the case of capital projects, the Company’s performance is measured by how well the Company executes on its capital plan, based on the recommendation of the Compensation Committee and approval by the Board. The concepts of threshold, target and stretch values will be applied on a discretionary basis with respect to the capital projects metric, as recommended by the Compensation Committee and approved by the Board.

The Company Performance Metrics Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

2016 STI Compensation Awards

The following table outlines the actual performance achieved relative to the targeted levels for each metric and the percentage of each metric awarded to the NEOs.

Metric	Targeted Performance	Actual Performance	% of Target Achieved
Production (MMBoe)	4.040	5.182	150%
LOE (millions)	$72.0	$63.4	150%
G&A Expense (millions)	$25.0	$26.6	68.12%
Capital Projects (discretionary)	n/a	n/a	150%
Individual Performance	n/a	n/a	140%

The following details each metric and provides an explanation of the assessment of 2016 performance by the Compensation Committee and the Board:

Aggregate Production: The production target represents 37.5% of an individual’s Company Performance Target Amount, or 18.75% of an individual’s total Target STI Amount. The target value of performance for 2016 was annual production of 4.040 MMBoe, while the threshold value for production was 3.636 MMBoe and the stretch value was 4.444 MMBoe, or 10% above and below the midpoint of public guidance. The Company’s 2016 aggregate oil and gas production was 5.182 MMBoe, above the high end of public guidance and thus achieving 150% of the target level of performance for this metric.

Lease Operating Expense: The LOE target represents 22.5% of an individual’s Company Performance Target Amount, or 11.25% of an individual’s total Target STI Amount. LOE for this purpose means lease operating expenditures excluding charged overhead expense and production related taxes. The 2016 midpoint of guidance for LOE was $72.0 million and thus represented the target value for this metric. The threshold value was $79.2 million and the stretch value was $64.8 million, or 10% above and below the midpoint of public guidance. The Company’s 2016 aggregate LOE expense was $63.4 million, below (better than) the stretch value, and thus achieving 150% of the target level of performance for this metric.

General and Administrative Expenses: The G&A target represents 15% of an individual’s Company Performance Target Amount, or 7.5% of an individual’s total Target STI Amount. G&A for purposes of the 2016 STI Plan are the costs of running the business that are not specific to purchasing a particular asset or pursuing a particular project. G&A is reduced by overhead reimbursement and capitalized expenses, and excludes charges related to awards under our long-term incentive compensation program. The 2016 midpoint of guidance for G&A was $25.0 million and thus represented the target value for this metric. The threshold value was $27.5 million and the stretch value was $22.5 million, or 10% above and below the midpoint of public guidance. The Company’s aggregate G&A expense for 2016 was $26.6 million, higher (lower than) the midpoint of public guidance but above the threshold value, and thus achieving 68.12% of the target level of performance for this metric.

Capital Projects: The capital projects metric represents 25% of an individual’s Company Performance Target Amount, or 12.5% of an individual’s total Target STI Amount. Achievement of planned capital projects is the starting point for determining the level of achievement for this metric. However, over the course of the year capital budgets may be adjusted as certain projects are delayed and other opportunities that were not foreseen at the outset of the year materialize. The capital metric is somewhat subjective in nature. For 2016, the Board initially approved a capital budget of $126 million (excluding capitalized interest), compared to $47 million in 2015. The increase reflected the Company’s objective of growing value by developing our assets while emphasizing capital cost control. Major elements of the 2016 plan included the expansion of the four well drilling program in Reeves County to nine wells. At the beginning of August 2016, the nine well program was estimated to cost $66 million compared to an original plan of $79 million. In addition, results from our early wells were trending significantly above type curve. Based on the success of the Company’s drilling program, the Board approved a supplemental drilling program, which included the drilling of five additional horizontal wells in Reeves County along with associated infrastructure. This change had the effect of decreasing the capital budget from the original $126 million to $124 million, after applying anticipated earnout payments from Caprock of $5 million. The Permian Basin budget increased from $93 million to $95 million, after earnout payments. Even with this extended drilling program the Company was expected to stay within our original capital budget and guidance. Actual capital spending for 2016, excluding acquisitions, divestitures and capitalized interest, was $133 million compared to an original plan of $126 million, a revised budget of $124 million and a public guidance range of $115 million to $135 million. Although the capital plan as approved by the Board did not include acquisitions or divestitures, the Compensation Committee and Board also considered these other capital activities. In particular, the Company completed three significant transactions in 2016. These included the sale of our Delaware Basin midstream assets, the acquisition of Firewheel Energy, LLC’s interest in our Mustang project area and the acquisition of mineral interests in Reeves County. The midstream asset sale resulted in $32 million of proceeds received on the closing date and $4 million of earnout payments associated with drilling our first seven horizontal wells in Reeves County. We acquired Firewheel’s interest in our Mustang project area for consideration consisting of $90 million in cash and 2,114,523 shares of Common Stock and additional mineral interests for $5 million. After adjusting for these transactions and including capitalized interest, the Company reported net expenditures on capital activities of $257 million for 2016. The Compensation Committee and the Board concluded that management executed the capital program extremely well and used capital efficiently. As a result, the capital projects metric was determined by the Board, based on the recommendation of the Compensation Committee, to have been achieved at 150% of the target level of performance for 2016.

Company Performance Metrics Pool (Aggregate): The above weighting and grading resulted in the bonus pool receiving approximately 137.72% of the Bonus Pool allocated to Company performance.

Individual Performance: The other 50% of the Bonus Pool (the Individual Performance Metrics Pool) was allocated according to the Compensation Committee’s and the Board’s assessment of individual and group performance measured against defined goals and objectives (and based on management recommendation and discretion with respect to all employees other than executive officers). This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Compensation Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management.

STI compensation for Company performance is primarily based on the performance metrics discussed above whereas individual performance STI is more directed to personal achievements. Nonetheless, in the case of the most senior officers, separating personal performance from Company results is difficult. The Compensation Committee and the Board believe that the senior group is responsible for overall Company performance. The Compensation Committee and the Board believe that the executive team performed very well in 2016. All operational and financial metrics were met or exceeded and the strategic initiatives identified by the Board were all accomplished.

Given the overall performance of the Company with respect to the Company STI performance metrics of 137.72%, the Compensation Committee and Board believed that the personal performance percentage for each Named Executive Officer should be set at approximately the same level. Accordingly, the personal performance percentage for the NEOs for 2016 was determined to be 140%.

In arriving at the determination that the CEO and NEO STI awards, the Compensation Committee also took into account the fact that the marketplace recognized the strong performance of the Company during 2016, thus creating significant stockholder value. As of fiscal year end, on one year and three year total shareholder return (“TSR”) bases relative to our 2016 Compensation Peer Group, the Company ranked at the 100th percentile and 63rd percentile, respectively. Furthermore, in approving these personal performance percentages, the Compensation Committee and the Board recognized that significant reductions had been made in STI and LTI targets for 2016.

The following table reflects the final 2016 STI awards for the NEOs:

Executive	2016 STI Target (Reduced)	Actual 2016 STI Payment	Actual as % of Reduced Target
Nicholas J. Sutton	$516,250	$716,865	138.9%
James M. Piccone	$290,500	$403,388	138.9%
Richard F. Betz	$220,500	$306,186	138.9%
Theodore Gazulis	$220,500	$306,186	138.9%
Michael N. Stefanoudakis	$168,000	$233,285	138.9%

Long-Term Incentive (LTI) Compensation

The Company issues LTI awards under the 2009 Performance Incentive Plan, as amended (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity and equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long-term incentive compensation is awarded to retain personnel to help us accomplish our strategic goals over the longer term. As with base salary and short-term incentive compensation, the long-term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data from our peer group.

2016 LTI Compensation Awards

In connection with the 2016 yearly compensation cycle, the Compensation Committee engaged L&A to again evaluate the structure of the Company’s LTI compensation program. In view of the trends in equity programs of the Company’s industry peers and the market generally, and in light of the limitations that the Company had under its Incentive Plan, L&A recommended that the Company amend its LTI Compensation Program for 2016.

Input from L&A

L&A had been collecting data regarding adjustment of compensation practices of small and mid-cap E&P companies in reaction to the commodity price collapse that began in 2014 and the related E&P stock price deterioration. Companies recognized the need to retain valuable employees and attempted to honor the prior LTI program dollar values to a significant extent. But companies also recognized that funding the LTI program only with equity could result in unacceptable dilution given the then existing circumstances of dramatic reductions in stock prices largely related to the decline in the price of oil.

L&A advised the Compensation Committee and Board that most small to mid-cap E&P companies were continuing the reduction of the dollar denominated values of their LTI award pools, with an estimated average reduction of about 35%. Furthermore, to the extent the companies could not or did not want to fund this entire pool with equity, L&A advised that many companies were also funding their LTI programs with cash awards vesting over time.

2016 LTI Target Percentages

In recognition of the need to maintain reduced operating costs in the low commodity price environment, and based upon the recommendation of L&A and management, the Compensation Committee and Board continued the reduction of LTI target percentages for all Company employees, including the CEO and NEOs, by 35% for 2016.

The Compensation Committee also reviewed the LTI percentage targets for all executive officers and certain Company employees based on peer company and market data. Following such review, and giving effect to the overall 35% reduction in the dollar value of the LTI award pool, it was determined that no additional adjustments were needed to LTI target percentages in order to bring the percentage targets into ranges that would be consistent with the Company’s compensation philosophy.

The reduced LTI target percentages were applied to the base salaries for 2016 for purposes of determining 2016 LTI awards. The 2016 NEO LTI target percentages are indicated below:

Executive	Original LTI Target (As % of Base Salary)	2016 Reduced LTI Target (As % of Unreduced Base Salary)
Nicholas J. Sutton	500%	325%
James M. Piccone	400%	260%
Richard F. Betz	300%	195%
Theodore Gazulis	300%	195%
Michael N. Stefanoudakis	200%	130%

2016 LTI Awards

On February 18, 2016, the Board and its Compensation Committee approved a long-term incentive program for 2016 consisting of a combination of stock options, cash-settled stock appreciation rights and restricted cash awards. The Board and Compensation Committee adjusted its LTI award practice in 2016 because it determined that the issuance of restricted stock awards in the manner consistent with past practice would have been excessively dilutive to existing stockholders under the then current depressed Company stock price environment. In addition, because of the extremely low stock price, if the entire LTI award pool was satisfied in shares, the awards would have required the issuance of more shares than the Company had available under the Incentive Plan.

As described above, the dollar denominated target amount of each executive officer’s 2016 LTI award was reduced by 35% from original levels. Furthermore, rather than granting such awards in the form of restricted stock, as had been the past practice prior to 2015, the 2016 long-term incentive awards to our executive officers consisted of grants of (i) options to purchase shares of Common Stock of the Company, vesting in three equal annual installments on March 8 of 2017, 2018 and 2019, with an exercise price of $2.915 per share (110% of the fair market value of the Common Stock on the date of grant) and a ten year term, (ii) cash-settled stock appreciation rights, vesting in three equal annual installments on March 8 of 2017, 2018 and 2019, with a base price of $2.915 per share (110% of the fair market value of the Common Stock on the date of grant) and a ten year term, and (iii) time-vested restricted cash awards, vesting in three equal annual installments on March 8 of 2017, 2018 and 2019.

The Compensation Committee and Board intended that the options and the cash-settled stock appreciation rights qualify as “performance-based compensation” and set the exercise price/base price for such awards at 110% of fair market value of the Common Stock on the date of grant.

The vesting schedule for the above awards generally continues as long as the recipient is employed by the Company and are the awards subject to forfeiture if the NEOs do not continue to be employed at specified dates in the future. Upon a change in control (as defined by the Plan), all awards may vest, at the discretion of the Board, on the terms set forth in the Plan. Vesting will automatically accelerate on an individual’s death or disability or under certain other events such as dissolution of the Company. Any unvested awards are forfeited upon a recipient’s voluntary termination of employment with the Company, other than in the event of a qualifying retirement in the case of Messrs. Sutton, Piccone and Gazulis. The vesting of the awards also accelerates under certain circumstances described in the Employment Agreements for each NEO, as described below.

The 2016 LTI awards to our executive officers were as follows:

Executive Officer	Number of Stock Options	Number of Cash-Settled Stock Appreciation Rights	Time-vested restricted cash award ($)
Nicholas J. Sutton	144,350	432,429	821,617
James M. Piccone	81,227	243,333	462,333
Richard F. Betz	51,379	153,915	292,440
Theodore Gazulis	51,379	153,915	292,440
Michael N. Stefanoudakis	29,359	87,951	167,108

Aggregate awards for approximately (i) 741,450 options, (ii) 1,703,000 cash-settled stock appreciation rights, (iii) 93,000 shares of restricted stock and (iii) $5.3 million of time-vested restricted cash were made to all Company employees and non-employee directors in 2016, including the above awards to the NEOs.

Compensation Programs and Potential of Risks

The Compensation Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement (other than the CFO) to $1 million, unless the compensation is “performance-based compensation” as defined for purposes of Section 162(m). Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value, whether or not such compensation is deductible under Section 162(m). Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us, but cannot ensure that we will be able to do so.

Stock Ownership Guidelines

The Compensation Committee recommended and the Board approved stock ownership guidelines for directors and the executive management team in order to further align the interests of our directors and officers with those of our stockholders. The policy was effective as of April 1, 2014, and individuals have five years to reach the following stock ownership guidelines: (i) Chief Executive Officer and Executive Chairman: 6x base salary, (ii) Other NEOs: 3x base salary, (iii) Vice Presidents: 2x base salary, and (iv) directors: 3x the annual cash retainer. Stock actually owned, as well as stock awarded under time-vested restricted stock awards, is included for purposes of satisfying these guidelines. Stock values are determined based on the value of the stock at the time it was acquired by the individuals. Currently, each of the NEOs and all of our independent directors have achieved the stock ownership guidelines.

Policies Against Hedging and Pledging Stock

Under the terms of our Insider Trading Policy that is applicable to our NEOs and directors, such persons are prohibited from engaging in hedging transactions that are designed to hedge or offset a decrease in market value of such person’s Common Stock in the Company. We prohibit such conduct because to allow such activity the officer could then no longer be exposed to the full risks of ownership and may no longer have the same objectives as the Company’s other stockholders.

In addition, our NEOs and directors may not hold their Company securities in a margin account and may not, without prior approval and in very limited circumstances, pledge Company securities as collateral for any other loan. The only exception to the prohibition on pledging securities may exist in the case of a non-margin loan where the officer or director was clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and only if such pledge was pre-approved by our General Counsel. No shares owned by our NEOs or directors are currently pledged.

Clawback Provisions

Our Chief Executive Officer and Chief Financial Officer are currently subject to the forfeiture of bonuses mandated by Section 304 of the Sarbanes-Oxley Act of 2002. In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2013, the Board affirmed that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and corresponding listing standards adopted by the NYSE. Each officer employment agreement contains a provision that subjects all payments made to the executive (including cash and equity payments) under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our former principal executive officer, our principal financial officer and three other most highly compensated executive officers (the NEOs) who served as executive officers as of December 31, 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)			Option Awards ($)(3)			Non-Equity Incentive Plan Compensation ($)(6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)		Total ($)
Nicholas J. Sutton(1) Chief Executive Officer	2016 2015 2014	$ $ $	590,000 89,308 590,000	— — —	$	— — 3,851,776	(2)	$ $	276,360 353,817 —	(4) (5)	$2,366,369 $1,600,333 $592,655	(7)	— — —	$ $ $	15,900 15,930 15,630	$3,248,629 $2,059,388 $5,050,061

James M. Piccone(1) President	2016 2015 2014	$ $ $	415,000 341,577 415,000	— — —	$	— — 2,167,443	(2)	$ $	155,511 199,097 —	(4) (5)	$1,331,583 $900,526 $354,244	(7)	— — —	$ $ $	20,610 20,034 19,080	$1,922,704 $1,461,234 $2,955,767

Theodore Gazulis Executive Vice President and Chief Financial Officer	2016 2015 2014	$ $ $	350,000 288,077 350,000	— — —	$	— — 1,370,972	(2)	$ $	98,365 125,935 —	(4) (5)	$893,298 $610,978 $268,884	(7)	— — —	$ $ $	15,900 15,930 15,630	$1,357,563 $1,040,920 $2,005,486

Richard F. Betz Executive Vice President and Chief Operating Officer	2016 2015 2014	$ $ $	350,000 288,077 350,000	— — —	$	— — 1,370,972	(2)	$ $	98,365 125,935 —	(4) (5)	$893,298 $610,978 $268,884	(7)	— — —	$ $ $	15,900 15,930 15,630	$1,357,563 $1,040,920 $2,005,486

Michael N. Stefanoudakis Senior Vice President, General Counsel and Secretary	2016 2015 2014	$ $ $	300,000 265,500 300,000	— — —		— — $783,416	(2)		$56,209 $71,963 —	(4) (5)	$568,777 $396,407 $204,864	(7)	— — —	$ $ $	29,127 11,912 19,080	$954,203 $745,782 $1,307,360

(1)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

(2)	Represents the grant date fair market value of restricted stock awards granted in 2014, one-half of which is determined based on the Company’s closing stock price on the dates of grant, and one-half of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a description of the calculation of grant date fair market value.

(3)	With respect to 2015 stock option awards, the strike price used was based on the Company’s closing stock price on the date of grant, May 5, 2015, which was $6.75 per share. With respect to 2016 stock option awards, the strike price used was based on 110% of the Company’s closing stock price on the date of grant, February 18, 2016, or $2.915 per share.

(4)	Represents the grant date fair value determined using a Black-Scholes pricing model of $1.9145 per unit on the date of grant.

(5)	Represents the grant date fair value determined using a Black-Scholes pricing model of $4.8375 per unit on the date of grant.

(6)	With respect to 2016 awards, value includes both short-term executive incentive bonus (STI) and long-tern incentive (LTI) cash-settled stock appreciation rights and time-based restricted cash awards. The grant date fair value of the cash-settled stock appreciation rights was calculated at $1.9145 per right and determined using a Black-Sholes pricing model with a ten-year term and the Company’s closing stock price on the date of grant, February 18, 2016, of $2.65 per share. With respect to 2015 awards, value includes both short-term executive incentive bonus (STI) and long-term incentive (LTI) time-based and performance-based restricted cash awards. The grant date fair value of the performance-based restricted cash awards was calculated based on an option pricing model for a cash or nothing call price of $0.30 per unit on the date of grant. With respect to 2014, the awards in this column include only actual STI payments received.

(7)	Represents the total value of recipient’s 2016 STI/LTI award, respectively: For Mr. Sutton, includes a 2016 STI award of $716,865, a time-vested restricted cash award of $821,617 and cash-settled stock appreciation rights with a grant date fair value of $827,887 (which is also reflected in the “Grant of Plan Based Awards” table). For Mr. Piccone, includes a 2016 STI award of $403,388, a time-vested restricted cash award of $462,333 and cash-settled stock appreciation rights with a grant date fair value of $465,862 (which is also reflected in the “Grant of Plan Based Awards” table). For Mr. Gazulis, includes a 2016 STI award of $306,186, a time-vested restricted cash award of $292,440 and cash-settled stock appreciation rights with a grant date fair value of $294,671 (which is also reflected in the “Grant of Plan Based Awards” table). For Mr. Betz, includes a 2016 STI award of $306,186, a time-vested restricted cash award of $292,440 and cash-settled stock appreciation rights with a grant date fair value of $294,671 (which is also reflected in the “Grant of Plan Based Awards” table). For Mr. Stefanoudakis, includes a 2016 STI award of $233,285, a time-vested restricted cash award of $167,108 and cash-settled stock appreciation rights with a grant date fair value of $168,384 (which is also reflected in the “Grant of Plan Based Awards” table). The time-vested restricted cash awards and the cash-settled stock appreciation rights are described in footnotes 2 and 3 of the “Grants of Plan Based Awards” table below and their grant date fair values are included in such table below.

(8)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions, (ii) vacation benefit payout for Mr. Stefanoudakis in the amount of $9,519 for 2016 and $8,282 for 2015, plus (iii) the value of parking paid for by the Company, if any, (iv) in 2014 and 2015, an additional $30 for each NEO representing the value of medical loss ratio rebate received by each NEO, and (v) a contribution of $1,002 and $504 to the health savings account of Mr. Piccone in 2016 and 2015, respectively. The 401(k) matching contribution was made for each NEO for the years listed, other than Mr. Stefanoudakis who did not participate in the 401(k) plan for 2015. The 401(k) matching contribution for (a) 2016 was $15,900, was paid in 2017 but accrued on the Company’s financial statements in 2016; (b) 2015 was $15,900, was paid in 2016 but accrued on the Company’s financial statements in 2015; and (c) 2014 was $15,600, was paid in 2014 on a period by period matching basis and accrued on the Company’s financial statements in 2014.

Grants of Plan Based Awards

The following table includes plan-based awards made to NEOs in 2016. During 2016, we granted short-term cash incentive plan awards and long-term equity and cash incentive awards.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Threshold ($)	Initial Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Nicholas J. Sutton	02/18/16 02/18/16 02/18/16 02/18/16	(1) (2) (3) (4)	$258,125 — — —	$516,250 $821,617 — —	$774,375 — — —	— — — —	— — — —	— — — —	— — — — —	— — 432,430 144,351	— — $2.915 $2.915	— — $827,887(3) $276,360

James M. Piccone	02/18/16 02/18/16 02/18/16 02/18/16	(1) (2) (3) (4)	$145,250 — — —	$290,500 $462,333 — —	$435,750 — — —	— — — —	— — — —	— — — —	— — — — —	— — 243,333 81,228	— — $2.915 $2.915	— — $465,862(3) $155,511

Theodore Gazulis	02/18/16 02/18/16 02/18/16 02/18/16	(1) (2) (3) (4)	$110,250 — — —	$220,500 $292,440 — —	$330,750 — — —	— — — —	— — — —	— — — —	— — — — —	— — 153,916 51,379	— — $2.915 $2.915	— — $294,761(3) $98,365

Richard F. Betz	02/18/16 02/18/16 02/18/16 02/18/16	(1) (2) (3) (4)	$110,250 — — —	$220,500 $292,440 — —	$330,750 — — —	— — — —	— — — —	— — — —	— — — — —	— — 153,916 51,379	— — $2.915 $2.915	— — $294,761(3) $98,365

Michael N. Stefanoudakis	02/18/16 02/18/16 02/18/16 02/18/16	(1) (2) (3) (4)	$84,000 — — —	$168,000 $167,108 — —	$252,000 — — —	— — — —	— — — —	— — — —	— — — —	— — 87,952 29,360	— — $2.915 $2.915	— — $168,384(3) $56,209

(1)	Awards made under the Company’s 2016 short-term cash incentive (bonus) plan. One-half of the target award is based on Company-wide performance metrics and one-half is based on individual performance metrics.

(2)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of time-vested restricted cash awards that generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant.

(3)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of cash-settled stock appreciation rights that generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant, with a base price of $2.915 per share of Common Stock of the Company (110% of the $2.65 fair market value of the Common Stock on the date of grant) and a ten year term. The grant date fair values of these awards are included in the Non-Equity Incentive Plan Compensation total in the “Summary Compensation Table” above, and the calculation of the grant date fair value is set forth in footnote 6 of the “Summary Compensation Table” above.

(4)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of options to purchase shares of Common Stock of the Company that generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant, with an exercise price of $2.915 per share (110% of the fair market value of the Common Stock on the date of grant) and a ten year term. The grant date fair values of these awards are included in footnote 4 of the “Summary Compensation Table” above.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table identifies the unvested stock awards for each of the NEOs as of December 31, 2016.

	Option Awards(1)					Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested #(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(4)
Nicholas J. Sutton	— 24,381 —	— 48,759(5) 144,350(6)	— — —	— $6.75 $2.915	— 05/04/25 02/17/26	11,407 — —	— — —	34,223 — —	$1,879,500 — —

James M. Piccone	— 13,719 —	— 27,438(5) 81,227(6)	— — —	— $6.75 $2.915	— 05/04/25 02/17/26	6,419 — —	— — —	19,257 — —	$1,057,594 — —

Theodore Gazulis	— 8,678 —	— 17,355(5) 51,379(6)	— — —	— $6.75 $2.915	— 05/04/25 02/17/26	4,060 — —	— — —	12,181 — —	$668,967 — —

Richard F. Betz	— 8,678 —	— 17,355(5) 51,379(6)	— — —	— $6.75 $2.915	— 05/04/25 02/17/26	4,060 — —	— — —	12,181 — —	$668,967 — —

Michael N. Stefanoudakis	— 4,959 —	— 9,917(5) 29,359(6)	— — —	— $6.75 $2.915	— 05/04/25 02/17/26	2,320 — —	— — —	6,960 — —	$382,243 — —

(1)	All equity grants were made pursuant to the 2009 Performance Incentive Plan.

(2)	Shares in this column represent “Time-Vested Shares” granted in 2014. Time-Vested Shares granted in 2014 generally vest in three equal annual installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the grant date.

(3)	Shares in this column represent, “Performance-Vested Shares” granted in 2014, which generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the grant date to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates.

In addition to the unvested shares described in this column, each of the NEOs was entitled to earn a number of additional Outperformance Shares as of March 8, 2017, as follows: Nicholas J. Sutton 34,223 shares; James M. Piccone 19,257 shares; Theodore Gazulis 12,181 shares; Richard F. Betz 12,181 shares; and Michael N. Stefanoudakis 6,960 shares.

(4)	Value of unvested restricted stock based on the closing price of the Company’s Common Stock on the NYSE on December 30, 2016 of $41.19.

(5)	Comprised of options to purchase shares of Common Stock of the Company granted in May 2015, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, with an exercise price of $6.75 per share (the fair market value of the Common Stock on the date of grant) and a ten year term.

(6)	Comprised of options to purchase shares of Common Stock of the Company granted in February 2016 that generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant, with an exercise price of $2.915 per share (110% of the fair market value of the Common Stock on the date of grant) and a ten year term.

Option Exercises and Stock Vesting in 2016

During 2016, the NEOs vested in restricted stock awards as described below.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #(1)	Value Realized on Vesting $(2)
Nicholas J. Sutton	—	—	26,340	$80,337
James M. Piccone	—	—	14,821	$45,204
Theodore Gazulis	—	—	9,375	$28,594
Richard F. Betz	—	—	9,375	$28,594
Michael N. Stefanoudakis	—	—	5,643	$17,211

(1)	Time-Vested shares of restricted stock vested on March 8, 2016. No Performance-Vested shares of restricted stock vested in 2016.

(2)	Based on the closing prices on the NYSE of the Company’s Common Stock on the dates of vesting. The value at March 8, 2016 was $3.05 per share and at December 30, 2016 was $41.19 per share.

2016 Pension Benefits

The Company has no defined benefit pension plans or supplemental executive retirement plans.

2016 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2016, the Company had no nonqualified deferred compensation plans for its NEOs.

Retirement and Other Benefit Plans

All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. Until 2015, the Company typically had matched all or a portion of employee contributions to the 401(k) plan up to 6% of compensation on a bi-weekly basis, with a year-end true up. The bi-weekly 401(k) match was suspended in 2015. Following completion of the 2016 fiscal year and based upon the Company meeting 2016 public guidance on all relevant metrics, the Board approved a matching contribution of up to 6% of compensation in February 2017 for all 2016 plan contributions.

Other Benefits Plans

The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Potential Payments Upon Termination or Change in Control of Resolute

In early 2017, as described below, all of the officers of the Company including the Named Executive Officers entered into amended employment agreements that provide for severance payments upon termination or upon a change in control of the Company. The severance terms for the NEOs under such agreements are described below under “Employment Agreements.”

The Board has granted equity and cash based awards to the NEOs. The awards were granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change in Control Events, such awards will become fully vested. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a description of the awards to the NEOs.

The table below reflects the maximum compensation payable to each NEO (i) pursuant to the terms of the amended NEO employment agreements (as if such amendments had been entered into on December 31, 2016), (ii) based upon each NEO’s current salary (as if such salary had been effective on December 31, 2016) and (iii) based on our performance incentive plan and related grant agreements upon each NEO’s death, disability, termination without cause or by executive for “good reason” (both outside of, and within, a change in control context), and upon a termination for cause or upon executive’s voluntary termination. The disclosure below assumes each termination of employment was effective as of December 31, 2016, that our stock price on such date was $41.19 (the reported closing price of our stock on the NYSE on such date), and that no NEO’s benefits are reduced to take into account the effect of Sections 280G and 4999 of the Code. The actual amounts to be paid upon termination of any NEO are dependent on various factors, which may or may not exist at the time the NEO is actually terminated. Therefore, the amounts and disclosures below are estimates only, and should be considered “forward looking statements.”

						Without Cause or Resignation for Good Reason
Name	Payment Type	Death or Disability($)		For Cause, Retirement or Resignation without Good Reason ($)		Unrelated to Change in Control ($)		Related to Change in Control ($)(1)
Nicholas J. Sutton	Cash Severance	760,000		0		760,000		1,140,000
	Pro-Rata Bonus(2)	716,865		0		716,865		716,865
	Accelerated Restricted Stock Vesting	1,879,500	(3)	0	(4)	1,879,500	(3)	3,289,145	(5)
	Accelerated Option Vesting(6)	8,043,938		0	(4)	8,043,938		8,043,938
	Accelerated Restricted Cash Vesting(7)	4,861,132		0	(4)	4,861,132		4,861,132
	Accelerated Cash-Settled SARs Vesting(8)	16,551,220		0		16,551,220		16,551,220
	Health Payments	33,206		0		33,206		33,206

	TOTAL	32,845,859		0		32,845,859		34,635,505

James M. Piccone	Cash Severance	1,660,000		0		1,660,000		2,282,500
	Pro-Rata Bonus(2)	403,388		0		403,388		403,388
	Accelerated Restricted Stock Vesting	1,057,594	(3)	0	(4)	1,057,594	(3)	1,850,790	(5)
	Accelerated Option Vesting(6)	4,526,411		0	(4)	4,526,411		4,526,411
	Accelerated Restricted Cash Vesting(7)	2,735,416		0	(4)	2,735,416		2,735,416
	Accelerated Cash-Settled SARs Vesting(8)	9,313,571		0		9,313,571		9,313,571
	Health Payments	33,206		0		33,206		33,206

	TOTAL	19,729,585		0		19,729,585		21,145,281

Theodore Gazulis	Cash Severance	1,400,000		0		1,400,000		1,750,000
	Pro-Rata Bonus(2)	306,186		0		306,186		306,186
	Accelerated Restricted Stock Vesting	668,967	(3)	0		668,967	(3)	1,170,702	(5)
	Accelerated Option Vesting(6)	2,863,108		0	(4)	2,863,108		2,863,108
	Accelerated Restricted Cash Vesting(7)	1,730,233		0	(4)	1,730,233		1,730,233
	Accelerated Cash-Settled SARs Vesting(8)	5,891,097		0		5,891,097		5,891,097
	Health Payments	33,206		0		33,206		33,206

	TOTAL	12,892,796		0		12,892,796		13,744,532

Richard F. Betz	Cash Severance	2,160,000		0		2,160,000		3,240,000
	Pro-Rata Bonus(2)	306,186		0		306,186		306,186
	Accelerated Restricted Stock Vesting	668,967	(3)	0		668,967	(3)	1,170,702	(5)
	Accelerated Option Vesting(6)	2,863,108		0		2,863,108		2,863,108
	Accelerated Restricted Cash Vesting(7)	1,730,233		0		1,730,233		1,730,233
	Accelerated Cash-Settled SARs Vesting(8)	5,891,097		0		5,891,097		5,891,097
	Health Payments	46,790		0		46,790		46,790

	TOTAL	13,666,381		0		13,666,381		15,248,116

Michael N. Stefanoudakis	Cash Severance	1,330,000		0		1,330,000		1,662,500
	Pro-Rata Bonus(2)	233,285		0		233,285		233,285
	Accelerated Restricted Stock Vesting	382,243	(3)	0		382,243	(3)	668,926	(5)
	Accelerated Option Vesting(6)	1,636,045		0		1,636,045		1,636,045
	Accelerated Restricted Cash Vesting(7)	988,704		0		988,704		988,704
	Accelerated Cash-Settled SARs Vesting(8)	3,366,325		0		3,366,325		3,366,325
	Health Payments	46,790		0		46,790		46,790

	TOTAL	7,983,392		0		7,983,392		8,602,574

(1)	Termination is related to a Change in Control if it occurs six months before or two years following the Change in Control.

(2)	Because the effective date of termination is assumed to be December 31, 2016, the amounts are equal to 100% of the actual STI payments relating to the 2016 calendar year.

(3)	The amounts reflect full vesting of all time-vested shares and all performance-vested shares that were outstanding as of December 31, 2016. The amounts do not reflect the earning of any Outperformance Shares, except as disclosed pursuant to footnote 5 to this table. The shares are valued at the closing stock price on December 31, 2016, which was $41.19.

(4)	Upon a “qualified retirement,” Messrs. Sutton and Piccone retain the right to continue to vest in their previous restricted stock awards, option awards, cash-settled stock appreciation rights and restricted cash awards and Mr. Gazulis retains the right to continue to vest in his previous option awards, cash-settled stock appreciation rights and restricted cash awards, as if they had remained employees of the Company, under the terms of such awards. Because the total amount eventually earned under such awards cannot be determined at the time of termination, we have not reflected any amounts in the table above with respect to any such hypothetical retirement.

(5)	Amount includes full earning of all Outperformance Shares outstanding at December 31, 2016, as such amounts are disclosed in footnote 3 to the “Outstanding Equity Awards at 2016 Fiscal Year End” table above. The actual earning of Outperformance Shares upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The shares are valued at the closing stock price on December 30, 2016, which was $41.19.

(6)	Amounts include full vesting of all option awards outstanding at December 31, 2016, as such amounts are disclosed in the “Outstanding Equity Awards at 2016 Fiscal Year End” table above. The actual vesting of options upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The options are valued at the difference between the closing stock price on December 30, 2016, which was $41.19 and the exercise prices of such options.

(7)	Amounts include full vesting of all restricted cash awards (including performance cash awards as if all applicable stock performance hurdles had been met) outstanding at December 31, 2016, as such amounts are disclosed in footnote 2 to the “Grants of Plan Based Awards” table above and in footnote 2 to the “Grant of Plan Based Awards” table in last year’s proxy statement. The actual vesting of restricted cash upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time.

(8)	Amounts include full vesting of all cash-settled stock appreciation rights outstanding at December 31, 2016, as such amounts are disclosed in footnote 2 to the “Grants of Plan Based Awards” table above. The actual vesting of cash-settled stock appreciation rights upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The cash-settled stock appreciation rights are valued at the difference between the closing stock price on December 30, 2016, which was $41.19 and the base price of such rights.

NEO Employment Agreements

2017 Amended Employment Agreements

Effective January 1, 2017, Richard F. Betz was named the Company’s Chief Executive Officer and Nicholas J. Sutton, the Company’s former Chief Executive Officer, was named Executive Chairman. In connection with their new positions, each of Messrs. Betz and Sutton entered into new employment agreements with the Company effective January 1, 2017. Furthermore, on February 7, 2017, the Compensation Committee and Board approved amended employment agreements for all of the remaining officers of the Company including the other NEOs. Each of Messrs. Piccone, Gazulis and Stefanoudakis entered into amended employment agreements, effective as of January 1, 2017. The following is a summary of the terms of the employment agreements, but is qualified by reference to the full text of those agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity-related awards (valued as a percentage of base salary). The employment agreements for Messrs. Betz and Sutton provide for the payment of an annual base salary, initially in the amounts of $485,000 and $200,000, respectively, and annual STI payments (as a percent of base salary) upon the achievement of certain targets. Messrs. Betz and Sutton’s initial target annual STI payment percentages are 125% and 90%, respectively. The agreements also provide for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Messrs. Betz and Sutton’s initial target annual LTI payment percentages are 400% and 350%, respectively. The employment agreements for Messrs. Piccone, Gazulis and Stefanoudakis provide for the payment of annual base salaries, effective January 1, 2017, initially in the amounts of $415,000, $350,000 and $350,000, respectively, and annual STI payments (as a percent of base salary) upon the achievement of certain targets. Messrs. Piccone, Gazulis and Stefanoudakis’ initial target annual STI payment percentages are 100%, 100% and 90%, respectively. The agreements also provide for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Messrs. Piccone, Gazulis and Stefanoudakis’ initial target annual LTI payment percentages are 400%, 375% and 350%, respectively.

In addition, each executive is entitled, during the term of his employment agreement, to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements have an initial term commencing effective as of January 1, 2017, and ending on December 31, 2017, with automatic additional one year term extensions.

Severance Provisions. Each employment agreement provides that if the executive’s employment is terminated (a) by the Company without “cause”, but in the absence of a “change in control”, (b) by the executive with “good reason”, or (c) by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of 24 months of his base salary as of the date of termination (ii) payment of an amount equal to a 2x multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), (iv) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months, (v) vesting of any time-based long-term incentive awards, and (vi) continued vesting of any performance-based long-term incentive awards through the end of the applicable performance period if any performance targets are met during such period (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”). The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreements.

Each employment agreement also provides that if the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”). For Messrs. Betz and Sutton the severance multiple in subpart (i) is 3.0x, for Mr. Piccone the severance multiple is 2.75x, and for Messrs. Gazulis and Stefanoudakis the severance multiple is 2.5x.

Vesting of Equity Awards. The employment agreements contain double trigger equity vesting provisions upon a Change in Control. Upon a Change in Control, (i) any equity awards will vest to the extent that the vesting of all outstanding awards is accelerated by the Board under the terms of the Plan, and (ii) any performance-based equity awards held by the executive will vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates. Any remaining equity awards that remain unvested will vest on the established vesting date of such award, provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason (other than for cause), or in the event of a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

No Tax Gross-Ups. There is no 280G gross-up provided in the employment agreements.

Clawback Provisions. Each employment agreement also contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

Other Provisions. In the employment agreement, each officer has agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, during the period following termination set forth below, the executive cannot engage in the oil and gas business in an area within a ten mile radius of the boundaries of any material property interest of the Company (the “Non-Compete”) and the executive would be in all events prohibited during a specified period following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company for a period of 24 months following termination. The applicable Non-Compete period for each of the NEOs is 18 months in the event of a resignation without good reason or termination for cause, 12 months in the event of a termination without cause or resignation for good reason, and 6 months following a termination in connection with a change in control.

This description of the employment agreements is qualified in its entirety by the complete copies of the various employment agreements attached to the Form 8-Ks filed by the Company on January 4, 2017 and February  13, 2017.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Gary L. Hultquist, Chairman

James E. Duffy

William K. White

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our Common Stock issuable under our compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,150,074(1)	(1)	1,056,430(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,150,074(1)	(1)	1,056,430

(1)	At December 31, 2016, 97,561 of these shares were reserved for issuance underlying unearned “Outperformance Shares” that have no exercise price associated with the award. 1,052,513 of these shares are reserved for issuance underlying stock options issued in 2015 and 2016. These options have a weighted-average exercise price of $4.03.

(2)	This table reflects the shares that remained available for issuance under the 2009 Performance Incentive Plan as of December 31, 2016. As of the filing date of this proxy statement, the Company had (i) 468,167 shares remaining available for future issuance under such plan (net of shares reserve for outstanding awards), (ii) 1,020,189 options outstanding with a weighted average exercise price of $4.05 per share and all subject to three year vesting, and (iii) an aggregate of 540,391 shares of restricted stock outstanding that are subject to future vesting.

Current Equity Awards Outstanding

The following table sets forth information regarding shares currently outstanding under our Incentive Plan as of the filing date of this proxy statement. The Company made its 2017 annual long term incentive awards to employees in February 2017 and the stock component of those awards is included in the table below.

Stock options outstanding	1,020,189
Weighted average exercise price	$4.05
Weighted average remaining contractual life	8.6 years
Restricted stock outstanding (unvested)	540,391
Shares reserved for issuance underlying unvested “Outperformance Share” awards	131,379
Shares remaining for grant under the Incentive Plan	468,167

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and NEOs. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated its Executive Vice President, General Counsel and Secretary, Michael N. Stefanoudakis, as the compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

Based on the prior results of a Board compensation study by L&A, the Compensation Committee and Board approved the following annual cash compensation for non-employee directors for 2016: annual retainer of $50,000, fees of $2,000 for each Board meeting and $1,000 for each committee meeting, and additional annual compensation of $15,000 for the chairman of the Audit Committee, $10,000 for the chairman of the Compensation Committee, $10,000 for the chairman of the Corporate Governance/Nominating Committee and $7,500 for the Lead Independent Director.

In addition, non-employee directors receive equity or equity-related compensation, which is generally issued in February-March of each year. The Board had previously approved equity or equity-related compensation to be paid to the independent directors in the amount of $125,000 annually, based on the results of the Board compensation study by L&A. However, in May 2015, based on the recommendation of L&A and consistent with the cost saving measures applied to the other components of compensation generally, the Compensation Committee and Board approved a reduction in the value of equity or equity-related compensation to be paid to the non-employee directors for 2015 to $81,250, reflecting the same 35% decrease that was applied to the LTI pool for the Company’s officers and employees. This reduction in equity or equity-related compensation was continued in 2016. Furthermore, the Compensation Committee and Board determined that each non-employee director would receive a combination of restricted stock and cash-settled stock appreciation rights in satisfaction of the $81,250 amount. On February 18, 2016, awards were made to each of Messrs. Duffy, Hicks, Hultquist and White of 11,287 shares of restricted stock and 20,833 cash settled stock appreciation rights, each with a fair value of $1.95 and a base price of $2.65. Both the restricted stock and the cash-settled stock appreciation rights granted in 2016 vested on the first anniversary of the date of grant. The value of each share of restricted stock awarded to the non-employee directors for purposes of satisfying the target “equity” grant of $81,250 was the average closing stock price of the Company’s Common Stock on the NYSE for the last 60 trading days before the date of grant, which was calculated as $3.60. This yielded a calculated amount granted in the form of restricted stock of $40,633 per non-employee director.

In addition, each director is reimbursed for any out-of-pocket expenses incurred by such director in connection with attending meetings of the Board or its committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has also entered into indemnification agreements with each of its directors.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2016. Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. Mr. Betz joined the Board on January 1, 2017. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James E. Duffy	$97,500	$29,912	—	$40,614	—	—	$168,026
Thomas O. Hicks, Jr.	$89,000	$29,912	—	$40,614	—	—	$159,526
Gary L. Hultquist	$104,000	$29,912	—	$40,614	—	—	$174,526
William K. White	$108,000	$29,912	—	$40,614	—	—	$178,526

(1)	Each director was granted 11,287 shares of restricted stock vesting on February 18, 2017, the first anniversary of the date of grant. Amounts are based on the fair value of the restricted stock on the date of grant. The closing price of the Common Stock on the date of grant was $2.65 per share.
(2)	Each director received 20,833 cash-settled stock appreciation rights, vesting on February 18, 2017, the first anniversary of the date of grant, and exercisable for a period of 10 years. The value in the table represents the grant date fair value determined using a Black-Scholes pricing model of $1.9495 per unit on the date of grant.

PROPOSAL TWO—ADVISORY VOTE

ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Exchange Act which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their NEOs as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Company and its Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider the stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

At our 2016 Annual Meeting, the compensation of our named executive officers was approved by approximately 76% of the votes cast on that proposal (excluding broker non-votes). We believe that the compensation adjustments that we made in 2015 and 2016, and the favorable recommendation received from ISS, contributed to the positive Say on Pay vote. Furthermore, we believe that the continuation of the STI and LTI reductions in 2016 should be favorably viewed by the stockholders as an indication of the commitment of management to guide the Company prudently through industry volatility. We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2016 we met with certain of our largest stockholders and received favorable feedback on our compensation programs, including the significant STI and LTI reductions continued in 2016. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a volatile commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of the Board that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR the resolutions set forth in this Proposal Two to approve of the compensation of the Company’s Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL THREE—ADVISORY VOTE

ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A to the Securities Exchange Act of 1934 requires companies with publicly-traded securities to hold a separate stockholder vote at least once every six years on whether a stockholder vote to approve the compensation of Named Executive Officers of the type described in Proposal Two above should be held every year, every two years or every three years. The Company is required to take a vote on this question at the Annual Meeting. The vote on this proposal is being presented to our stockholders at the Annual Meeting in a manner that allows them to vote in the alternative for holding a vote on executive compensation every year, every two years or every three years. Stockholders also have the option to abstain from voting on this proposal. Although the Board of Directors is recommending that this vote be held every year, stockholders are not voting on whether to approve or disapprove the Board’s recommendation. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee will consider the opinions of our stockholders when determining the frequency of future advisory votes on the compensation of the Named Executive Officers.

Because the Board believes that holding advisory votes on the compensation of the Named Executive Officers every year has become best practice among public companies and recommend that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders desire that the company include an advisory vote on the compensation of the Company’s Named Executive Officers pursuant to Section 14A of the Exchange Act on an annual basis.

The option that receives the highest number of votes cast by stockholders will pass. However, because this vote is only advisory, the Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote on the compensation of our Named Executive Officers more or less frequently than the option that receives the highest number of votes cast by stockholders.

The Board recommends that you vote to hold an advisory vote on executive compensation every year.

PROPOSAL FOUR—APPROVAL OF AMENDMENT TO THE 2009 PERFORMANCE INCENTIVE PLAN

Introduction

The Company adopted the 2009 Performance Incentive Plan in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. On April 15, 2011, the Board approved Amendment No. 1 to the 2009 Performance Incentive Plan and the shareholders approved such amendment on June 2, 2011. On April 29, 2015, the Board approved Amendment No. 2 to the 2009 Performance Incentive Plan and the shareholders approved such amendment on June 8, 2015. On March 28, 2016, the Board approved Amendment No. 3 to the 2009 Performance Incentive Plan and the shareholders approved such amendment on May 11, 2016 (the 2009 Performance Incentive Plan, as amended, the “Incentive Plan”).

As of the date of this proxy statement, 468,167 shares remained available for grant under the Incentive Plan (net of shares reserved for issuance underlying outstanding equity awards).

The Compensation Committee and the Board believe that in order to successfully attract and retain qualified, motivated employees and directors in our highly competitive industry, we must continue to offer a competitive equity incentive program. The Compensation Committee and the Board believe that the shares currently available under the Incentive Plan are insufficient for this purpose, and that it is imperative to increase the number of shares available for award under the Incentive Plan by an amount sufficient to provide necessary flexibility to the Company to address its future equity compensation needs for a significant period of time.

We note that over 51% of the equity awards in each of 2012-2016 were granted to employees other than our continuing NEOs, and grants to our CEO in each of those years comprised less than 20% of the overall awards.

On March 24, 2017, the Board approved, subject to stockholder approval, Amendment No. 4 to Incentive Plan (the “Incentive Plan Amendment”) and directed that the Incentive Plan Amendment be submitted for approval by our stockholders at the 2016 Annual Meeting. The Incentive Plan Amendment provides that the number of shares available for award under the Incentive Plan be increased by 1,450,000 shares.

The full text of the Incentive Plan Amendment is set forth in Exhibit A to this proxy statement. The full text of the Incentive Plan (as currently in effect prior to any amendment proposed in this proxy statement) is set forth in Exhibit B to this proxy statement. The following summary describes the Incentive Plan as amended to date, as well as the amendments that are contained in the Incentive Plan Amendment, and is qualified in its entirety by reference to the full text of the Incentive Plan and the Incentive Plan Amendment.

Purpose

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including certain consultants and advisors).

Administration

The Board or one or more committees consisting of independent directors appointed by the Company’s Board of Directors will administer the Incentive Plan. The Board has delegated general administrative authority for the Incentive Plan to the Compensation Committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and the NYSE listing standards. Except where prohibited by applicable law, a committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors or to one or more officers of the Company. For purposes of Section 162(m) of the Code, Rule 16b-3 of the Exchange Act the rules of the NYSE and for grants to non-employee directors, the Incentive

Plan must be administered by a committee consisting solely of independent directors. The appropriate acting body, whether it is the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, and subject to the repricing prohibition (described below);

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of the Company’s Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility

Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of the date of this proxy, there are approximately 150 officers and employees of the Company and four non-employee directors of the Company who potentially would be eligible to receive awards under the Plan.

Authorized Shares

The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 3,451,548; a total of 2,981,546 shares (net of forfeitures) have been previously granted as awards or underlie outstanding awards under the Incentive Plan from 2010 through the date of this proxy and are, therefore, not available for issuance under the Incentive Plan. The maximum number of shares of Company Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 1,450,000 if Proposal Four is approved. The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan.

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Incentive Plan will be available for reissuance under the Incentive Plan. Notwithstanding the foregoing, the Incentive Plan prohibits liberal share recycling. Accordingly, shares tendered or withheld to satisfy the exercise price of options or tax withholding obligations, and shares covering the portion of exercised stock-settled stock appreciation rights (regardless of the number of shares actually delivered), shall count against the limit set forth above.

Awards Under the Incentive Plan

As of the date of filing of this proxy statement, 468,167 shares remained available for future issuance under the Incentive Plan (net of shares reserved for issuance underlying outstanding equity awards). The maximum number of shares of the Company’s Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 1,450,000 if Proposal Four is approved. Because future awards under the Incentive Plan will be granted in the discretion of the Board or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange for other awards or cash or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards

The Incentive Plan authorizes stock options, cash-settled or stock-settled stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in the Company’s Common Stock or units of the Company’s Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Stock Options

A stock option is the right to purchase shares of the Company’s Common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Incentive Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of the Company’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The payment due under a stock appreciation right may be settled either in Common Stock or cash, depending upon the terms of the grant agreement. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of the Company’s Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock

Shares of restricted stock are shares of the Company’s Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”). Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units

A restricted stock unit (“RSU”) represents the right to receive one share of the Company’s Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of Common Stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards

The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards

The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares of the Company’s Common Stock.

Minimum Vesting Period

Awards issued under the Incentive Plan are subject to a minimum vesting period of at least one (1) year; provided, however, that up to 5% of the shares reserved for issuance under the Incentive Plan as of June 8, 2015, may be issued without regard to such minimum vesting period.

Performance-Based Awards

The Administrator may grant awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights that may also qualify as performance-based compensation for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, RSUs, other rights, or cash bonus opportunities. The maximum aggregate number of shares that may be issued to any single participant pursuant to qualifying options and qualifying stock appreciation rights during the remaining term of the Incentive Plan shall not exceed 600,000 shares of our Common Stock. The maximum aggregate number of shares that may be delivered to any single participant pursuant to other performance-based equity awards granted during the 162(m) Term (as defined below) may not exceed 500,000 shares of our Common Stock, and the maximum amount of cash compensation payable pursuant to performance-based cash awards granted during the 162(m) Term may not exceed $20,000,000. The 162(m) Term is the period beginning on the effective date of the amendment to the Incentive Plan and ending on the date of the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders approve the amendment to the Incentive Plan (the “162(m) Term”). The foregoing limits have been included for tax compliance purposes and do not change the Company’s compensation philosophy, as described in the Compensation Discussion and Analysis portion of this proxy statement. Accordingly, the Compensation Committee has no current intention of issuing awards of the size set forth herein, but believes that maintaining the flexibility afforded by the limits above is prudent.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the targets on which performance will be measured based on criterion or criteria selected by the Administrator. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: (1) total shareholder return; (2) net revenues; (3) return on total stockholders’ equity; (4) earnings per share of our Common Stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings from continuing operations; (13) levels of expense, cost or liability; (14) earnings before all or any interest, taxes, depreciation, amortization and/or exploration expense (EBIT, EBITA, EBITDA or EBITDAX); (15) debt reduction; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) LOE (total or per Boe); (20) captured prospects; (21) operated prospects matured to drill ready; (22) drilling programs commenced; (23) drillable prospects, capabilities and critical path items established; (24) third-party capital sourcing; (25) captured net risked resource potential; (26) acquisition cost efficiency; (27) stock price; (28) acquisitions of oil and gas interests; (29) increases in proved, probable or possible reserves or resource potential; (30) finding and development costs; (31) overhead costs; (32) general and administration expense (total or per Boe); (33) cash flow or free cash flow; (34) any combination of, or a specified increase or decrease of, one or more of the foregoing over a specified period; (35) such other criteria as the stockholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (36) any combination of the foregoing. The performance measurement period with respect to an award may be as short as three months to as long as ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in the Company’s Common Stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards

The Incentive Plan does not provide for the automatic vesting of awards upon a change in control or other corporate transaction. Instead, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding Common Stock or combined voting power of the Company, if there are certain changes in a majority of the Board, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then-outstanding awards under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event, as determined by the Compensation Committee in its discretion. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above. The Administrator may waive the requirement described above that a person must acquire more than 50% of the outstanding Common Stock or combined voting power for a change in control event to have occurred if the Administrator determines that the percentage acquired by a person is significant and that waiving such condition is appropriate in light of all facts and circumstances, among other conditions, but the ability of the Administrator to grant such waiver is limited to situations where a person has acquired at least 25% of the outstanding Common Stock or combined voting power of the Company.

Transfer Restrictions

Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and with respect to awards with exercise features, are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws and provided that any such transfers are not for consideration.

Adjustments

As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority

The Incentive Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.

Termination of, or Changes to, the Incentive Plan

The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Incentive Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption, or July 31, 2019. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of awards under the Incentive Plan is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences. The tax consequences of individual awards may vary depending upon the particular circumstances applicable to any individual participant.

Nonqualified Stock Options. The grant of a nonqualified stock option under the Incentive Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the option exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the sales proceeds received and whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any subsequent capital gain.

Incentive Stock Options. The grant of an ISO under the Incentive Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an employee of the Company. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

The “spread” under an ISO (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e., the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving restricted stock awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) Election. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued. The Company is entitled to a deduction equal to the amount of income taken into account as a result of the Section 83(b) Election, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

To the extent unrestricted dividends are paid while the restrictions on the stock are in effect, any such dividends will be taxable to the participant as ordinary income (and will be treated as additional wages for federal income and employment tax withholding purposes, if the recipient is an employee) and will be deductible by the Company (subject to possible limitations imposed by the Code, including Section 162(m) thereof), unless the participant has made a Section 83(b) Election, in which case the dividends will generally be taxed at dividend rates and will not be deductible by the Company.

Other Awards. Other awards (such as stock appreciation rights and restricted stock units) are generally treated as ordinary compensation income as and when Common Stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” A “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer. An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals. The Company intends that the Incentive Plan allow for the grant of options and stock appreciation rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be granted, or if granted, will be so treated.

Code Section 409A. Section 409A of the Code provides certain requirements for the deferral and payment of deferred compensation arrangements. In the event that any award under the Incentive Plan is deemed to be a deferred compensation arrangement, and if such arrangement does not comply with Section 409A of the Code, the recipient of such award will recognize ordinary income once such award is vested, as opposed to at the time or times set forth above. In addition, the amount taxable will be subject to an additional 20% federal income tax along with other potential taxes and penalties. It is intended, although not guaranteed, that all awards issued under the Incentive Plan will either be exempt from or compliant with the requirements of Section 409A of the Code.

The Board recommends a vote FOR approval of the amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 1,450,000 shares of our Common Stock.

PROPOSAL FIVE—APPROVAL OF RIGHTS AGREEMENT

On May 17, 2016, the Company entered into a Rights Agreement (the “Rights Agreement”) with Continental Stock Transfer & Trust Company, as the Rights Agent, and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.0001 per share. The dividend was paid to all stockholders of record at the close of business on May 27, 2016. Proposal Five is a proposal to ratify the Rights Agreement.

The Board recommends that you vote FOR the ratification of the Rights Agreement.

The Board approved and adopted the Rights Agreement to protect the Company’s stockholders from coercive or otherwise unfair takeover tactics. The Rights Agreement was not approved, and is not being recommended by the Board, in response to or in anticipation of any specific takeover offer or other transaction.

Rationale for the Rights Agreement

The Rights Agreement has been designed to protect stockholders of the Company from unfair, abusive or coercive takeover strategies, including the acquisition of control of the Company by a bidder in a transaction or series of transactions that does not treat all stockholders equally or fairly or provide all stockholders an equal opportunity to share in the premium paid on an acquisition of control. We believe that the Common Stock of the Company trades at a discount to peer Delaware Basin companies and thus the Company is currently more susceptible to these types of unfair transactions. The Rights Agreement is not intended to prevent a takeover or deter fair offers to acquire control of the Company. To the contrary, it is designed to encourage anyone seeking to acquire control of the Company to make an offer that represents fair value to all holders of Common Stock and to provide the Board with sufficient time to fully consider an unsolicited offer, and, if appropriate, to explore other alternatives that maximize stockholder value.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of the Company’s outstanding common stock without the approval of the Board. The Rights Agreement also is designed to prevent (i) a “Change of Control” pursuant to Section 4.19 of the Indenture (relating to our 8.5% Senior Notes due 2020) dated April 25, 2012 between the Company, the subsidiary guarantors, and the trustee thereunder, or (ii) a “Change in Control” under Section 10.01 of our Third Amended and Restated Credit Agreement dated February 17, 2017, among the Company as borrower, certain of its subsidiaries as guarantors, Bank of Montreal, as Administrative Agent, Capital One, National Association, as syndication agent, and Barclays Bank PLC, ING Capital LLC and SunTrust Bank, as co-documentation agents, from occurring without the approval of the Board. The Company does not believe that the Rights Agreement would interfere with any merger or other business combination approved by the Board.

The following is a summary of the terms of the Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is set forth in Exhibit C to this Proxy Statement.

Summary of the Material Terms of the Rights Agreement

The Rights. The Board authorized the issuance of a Right with respect to each outstanding share of Common Stock as of May 27, 2016. The Rights trade with, and are inseparable from, the Common Stock until such time as they become exercisable on the Distribution Date (described below). The Rights are evidenced only by certificates that represent shares of Common Stock and not by separate certificates. New Rights will accompany any new shares of Common Stock we issue after May 27, 2016, until the earlier of the Distribution Date described below and the redemption or expiration of the rights.

Exercise Price. Once exercisable, each Right will allow its holder to purchase from the Company five one-thousandths of a Preferred Share (subject to adjustments as set forth in the Rights Agreement) for $4.50 per one-thousandth (subject to price adjustment set forth in the Rights Agreement). This portion of a Preferred Share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

Exercisability. The Rights will not be exercisable until:

•	10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 20% or more of our outstanding Common Stock, or, if earlier,

•	10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

The Rights will also automatically be exercised and exchanged for Common Stock at the ratio of one share of Common Stock per Right if any person or group becomes a “Change of Control Acquiring Person.” A “Change of Control Acquiring Person” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) that would, but for the operation of the Rights Agreement, acquire beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the SEC under the Exchange Act, as amended, and including holding irrevocable proxies to vote for the election of directors other than proxies held by the Company’s management or their designees to be voted in favor of persons nominated by the Company’s board of directors) of 35% or more of the outstanding voting securities of the Company, measured by voting power (including both Common Stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of Common Stock in the elections for directors of the Company), such person or group to become a Change of Control Acquiring Person immediately prior to the transaction, event or circumstance that would, but for the operation of the Rights Agreement, result in such person or group becoming the owner of thirty-five percent (35%) or more of the outstanding voting securities of the Company, measured by voting power.

The date when the Rights become exercisable is referred to as the “Distribution Date.” Until that date, the Common Stock certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of shares of Common Stock will constitute a transfer of the Rights. After that date, the Rights will separate from the Common Stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of Common Stock. Any Rights held by an Acquiring Person or Change of Control Acquiring Person are void and may not be exercised.

Qualifying Offer Exemption. The rights plan also includes “qualifying offer” provisions, whereby the Rights will automatically expire concurrently with (but no earlier than 60 days after the commencement of such qualifying offer) the purchase of 50% (including shares held by the offeror) of our outstanding Common Stock on a fully diluted basis pursuant to a tender or exchange offer for all of the outstanding shares of Company Common Stock at the same price and for the same consideration, and on such other terms and conditions, that the Board, with the approval of a majority of the independent directors, in each case determines to be adequate and fair, provided that the offeror irrevocably commits to purchase all remaining untendered shares at the same price and the same consideration actually paid pursuant to the offer.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In Event. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $22.50, purchase shares of our Common Stock with a market value of $45.00, based on the market price of the Common Stock prior to such acquisition.

•	Flip Over Event. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $22.50, purchase shares of the acquiring corporation with a market value of $45.00, based on the market price of the acquiring corporation’s stock prior to such merger.

Consequences of a Person or Group Becoming a Change of Control Acquiring Person. If a Person (as such term is defined in the Rights Agreement) becomes a Change of Control Acquiring Person, all of the Rights will automatically be exchanged for shares of Common Stock at the exchange ratio of one share of Common Stock per Right.

Preferred Share Provisions.

Each one one-thousandth of a Preferred Share, if issued:

•	Will not be redeemable.

•	Will entitle holders to cumulative quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of Common Stock, whichever is greater.

•	Will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of Common Stock, whichever is greater.

•	Will have the same voting power as one share of Common Stock.

•	Will entitle holders to a per share payment equal to the payment made on one share of Common Stock if shares of the Company’s Common Stock are exchanged via merger, consolidation, or a similar transaction.

Because of the nature of the Preferred Shares’ dividend, voting and liquidation rights, the value of the five one-thousandth interest in a Preferred Share purchaseable upon exercise of each Right should approximate the value of one share of Common Stock.

Expiration. The Rights will expire on the earliest of (i) the close of business on May 16, 2017, if the stockholders do not ratify the Rights Agreement at the Annual Meeting, (ii) the close of business on May 16, 2019, (iii) the time at which the Rights are redeemed as described below, (iv) the time at which the Rights are exchanged as described below, and (v) the consummation of a “qualifying offer” as described above.

Redemption. The Board may redeem the Rights for $0.005 per Right at any time before any person or group becomes an Acquiring Person or Change of Control Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.005 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our Common Stock.

Exchange. After a person or group becomes an Acquiring Person or Change of Control Acquiring Person, the Board may extinguish the Rights by exchanging one share of Common Stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or Change of Control Acquiring Person.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reverse stock split or combination, or a reclassification of the Preferred Shares or Common Stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person or Change of Control Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

Required Vote

To be approved, Proposal Five must receive the affirmative vote of a majority of the votes cast at the meeting. An abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

PROPOSAL SIX—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2017, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2015 and 2016 fiscal years.

	2015	2016
Audit fees(1)	$550,000	$673,815
Audit-related fees	—	149,950
Tax fees	—	—
All other fees	—	—

Total	$550,000	$823,765

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the financial statement included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory and regulatory filings or engagement.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements, and our independent registered public accounting firm, KPMG, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2016, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees;

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence;

•	Discussed with KPMG its independence and considered whether any disclosed relationships or the provision of any services by KPMG during 2016 is compatible with maintaining KPMG’s independence;

•	Concluded that the disclosed relationships and the provision of non-audit services by KPMG to the Company (of which there were none during 2016) is compatible with maintaining KPMG’s independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 13, 2017.

AUDIT COMMITTEE:

William K. White, Chairman

James E. Duffy

Gary L. Hultquist

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to reduce unnecessary waste of paper materials.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to those reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Board, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communications Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Richard F. Betz
Chief Executive Officer and Director
Dated: April •, 2017

EXHIBIT A

AMENDMENT NO. 4

TO THE

RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN

The Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”) is hereby amended (the “Amendment”) as set forth below, such Amendment to be effective upon approval by the Company’s stockholders:

1.	Section 4.2 is hereby deleted and replaced with the following:

“4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 4,901,548 (the “Share Limit”) (which shall represent the sum of (i) the 531,548 shares originally authorized under the Plan, (ii) the additional 1,300,000 shares under Amendment No. 1 to the Plan approved by the Board on April 15, 2011, and the shareholders on June 2, 2011, (iii) the additional 620,000 shares under Amendment No. 2 to the Plan approved by the Board on April 29, 2015, and by the shareholders on June 8, 2015, (iv) the additional 1,000,000 shares under Amendment No. 3 to the Plan approved by the Board on March 28, 2016 and by the shareholders on May 11, 2016), and (iv) the additional 1,450,000 shares under Amendment No. 4 to the Plan approved by the Board on March 24, 2017 and by the shareholders on May *, 2017). The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.”

2.	Capitalized terms as used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to them in the Plan. The Plan shall otherwise be unchanged by this Amendment. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

EXHIBIT B

RESOLUTE ENERGY CORPORATION

2009 PERFORMANCE INCENTIVE PLAN

(as amended 6-2-2011, 6-8-2015 and 5-11-2016)

1.	PURPOSE OF PLAN

1.1 The purpose of this 2009 Performance Incentive Plan (this “Plan”) of Resolute Energy Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.

3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5 and subject to the repricing prohibition in Section 3.2(g);

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and Treasury Regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange for other awards or cash or other means) of the per share exercise or base price of any option or stock appreciation right, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 3,451,548 (the “Share Limit”) (which shall represent the sum of (i) the 531,548 shares originally authorized under the Plan, (ii) the additional 1,300,000 shares under Amendment No. 1 to the Plan approved by the Board on April 15, 2011, and the shareholders on June 2, 2011, (iii) the additional 620,000 shares under Amendment No. 2 to the Plan approved by the Board on April 29, 2015, and by the shareholders on June 8, 2015 and (iv) the additional 1,000,000 shares under Amendment No. 3 to the Plan approved by the Board on March 28, 2016 and by the shareholders on May 11, 2016). The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.

4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlements shall not be counted against the shares available for issuance under this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Notwithstanding the foregoing, (i) upon exercise of an SAR, the number of shares of stock underlying the exercised portion of the SAR shall count against the share limit of Section 4.2, regardless of the actual number of shares of stock that are issued upon settlement of the exercised SAR, and (ii) if the exercise price of stock options or the tax withholding obligations related to any awards under the Plan are satisfied by tendering shares of stock to the Company (by either actual delivery or attestation) or by withholding shares of stock otherwise deliverable under an award, the number of shares of stock that would otherwise be delivered under the award without reduction for shares withheld or tendered shall be counted against the share limit of Section 4.2. The foregoing adjustments to the share limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4 Restricted Stock.

(a) Restrictions. Restricted stock is Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

(b) Certificates for Stock. Restricted stock granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock.

(c) Dividends and Splits. As a condition to the grant of an award of restricted stock, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

5.1.5 Restricted Stock Units.

(a) Grant of Restricted Stock Units. A restricted stock unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administratior shall establish a period of time during which the restricted stock units shall vest.

(b) Dividend Equivalent Accounts. If (and only if) required by Subject to the terms and conditions of the Incentive Plan and the applicable award agreement, as well as any procedures established by the Committee, prior to the expiration of the applicable vesting period of an RSU, the Corporation Committee may determine to C or C shall pay dividend equivalent rights with respect to RSUs, in which case, the Corporation unless determined by the Committee to be paid currently, the Corp shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have rights to be paid the amounts or other property credited to such account [upon] [prior to] vesting of the restricted stock unit RSU.

(c) Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving restricted stock units RSUs shall have no rights as a stockholder with respect to such restricted stock units RSUs until such time as shares of Common Stock are issued to the participant. Except as otherwise provided in the applicable award agreement, Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such Common Stock on such date. An award agreement may provide that issuance of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6 Cash Awards. The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.

5.1.7 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.

5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on a relative or absolute basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”) from the following: (1) total shareholder return; (2) net revenues; (3) return on total stockholders’ equity; (4) earnings per share of our common stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings from continuing operations; (13) levels of expense, cost or liability; (14) earnings before all or any interest, taxes, depreciation, amortization and/or exploration expense (EBIT, EBITA, EBITDA or EBITDAX); (15) debt reduction; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) lease operating expense (total or per Boe); (20) captured prospects; (21) operated prospects matured to drill ready; (22) drilling programs commenced; (23) drillable prospects, capabilities and critical path items established; (24) third-party capital sourcing; (25) captured net risked resource potential; (26) acquisition cost efficiency; (27) stock price; (28) acquisitions of oil and gas interests; (29) increases in proved, probable or possible reserves or resource potential; (30) finding and development costs; (31) overhead costs; (32) general and administration expense (total or per Boe); (33) cash flow or free cash flow; (34) any combination of, or a specified increase or decrease of, one or more of the foregoing over a specified period; (35) such other criteria as the stockholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (36) any combination of the foregoing. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m) of Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders last approved the Plan.

5.2.7 Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person from June 8, 2015 through the remaining term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 600,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the period set forth in Section 5.2.6 (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options and Qualifying SARs) may not exceed 500,000 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance Based Awards granted pursuant to Section 5.1.6 during the period set forth in Section 5.2.6 shall not exceed $20,000,000.

5.3 Award Agreements. Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award, if authorized by the Administrator;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value. For purposes of this Plan “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last sale price for a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred (provided that any such transfer is not for consideration) to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation,

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 Termination of Employment.

6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.1.2 For awards of stock options, unless the award agreement provides otherwise, the exercise period of such options shall expire: (1) 3 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon the last day the participant is employed by or provides services to the Corporation or a Subsidiary for any participant whose employment or services are terminated for “cause” (as defined in the applicable award agreement). The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”

6.1.3 For awards of restricted stock, unless the award agreement provides otherwise, restricted stock that is subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided that the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted stock.

6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

6.4 Minimum Vesting Schedule. Except as otherwise set forth herein, a vesting period of at least one (1) year shall apply to all awards issued under the Plan; provided, however, that up to 5% of the shares of Common Stock reserved for issuance under the Plan as of the June 8, 2015 may be issued pursuant to awards that do not comply with such minimum one (1) year vesting period.

7.	ADJUSTMENTS; ACCELERATION

7.1 Adjustments. Except where the Administrator determines that the provisions of Section 7.3 shall govern in lieu of this Section 7.1, upon any of the events described in this Section 7.1, or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.7 and 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)), or

(b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

Any adjustment, substitution or exchange made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.

7.2 Acceleration of Non-Continuing Awards. Except as otherwise provided in Section 7.3, upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances; provided, further, that no such acceleration of amounts payable shall apply to compensation that has been deferred for purposes of Section 409A unless the Administrator determines that the acceleration will not result in the imposition of additional taxes or interest under Section 409A.

7.3 Possible Acceleration of Awards. In the applicable award agreement or by other action, the Administrator, in its discretion, may provide that any outstanding option or SAR shall become fully vested, any share of restricted stock then outstanding shall fully vest free of restrictions, and any other award granted under this Plan that is then outstanding shall vest, or be payable to the holder of such award, as applicable, upon the occurrence of a Change in Control Event.

For purposes of this Plan, “Change in Control Event” means any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (a) above that a Person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control Event to have occurred if the Administrator determines that the percentage acquired by a Person is significant (as determined by the Administrator in its discretion, but in no event may any such waiver be made for an acquisition of less than 25% of the Outstanding Company Stock or Outstanding Company Voting Securities) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control Event unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.4 Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5 Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement or otherwise. In addition, the Administrator may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated pursuant to Section 7.3 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6 Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided that, in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.

7.7 Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the

Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 Future Awards/Other Rights. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date and Termination. This Plan is effective as of July 31, 2009, the date of its approval by the Board and sole stockholder (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m). Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(c) Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant.

(d) No Guarantee of Favorable Tax Treatment. Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan

8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

EXHIBIT C

RESOLUTE ENERGY CORPORATION

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

RIGHTS AGREEMENT

Dated as of May 17, 2016

Exhibit A	-	Form of Certificate of Designation
Exhibit B	-	Form of Right Certificate
Exhibit C	-	Summary of Rights to Purchase Preferred Shares

This Rights Agreement, dated as of May 17, 2016, is by and between Resolute Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company desires to provide stockholders of the Company with the opportunity to benefit from the long-term prospects and value of the Company to ensure that stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company;

WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding on May 27, 2016 (the “Record Date”), each Right representing the right to purchase one one-thousandth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Expiration Date and the Final Expiration Date (as such terms are hereinafter defined); and

WHEREAS, the Company desires to appoint the Rights Agent to act as rights agent hereunder, in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding as a result of an Exempt Acquisition (as such term is hereinafter defined), provided that such Person or such Person’s Affiliates or Associates does not subsequently, at any time while the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, acquire Beneficial Ownership of additional Common Shares of the Company (except pursuant to a subsequent Exempt Acquisition or upon the exercise of any Rights hereunder or pursuant to a stock dividend or distribution or similar action by the Company), (v) any Person who is, as of the date of this Agreement, the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, but only so long as such Person thereafter does not, at any time while the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, acquire Beneficial Ownership of any additional Common Shares (other than upon the exercise of any rights hereunder or pursuant to a stock dividend or distribution or similar action by the Company or pursuant to an Exempt Acquisition) in an aggregate amount exceeding one percent of the then outstanding number of Common Shares (a “Grandfathered Person”) or (vi) any natural person solely because such person is a principal, employee, agent or representative of any Grandfathered Person, or has been nominated for membership on the Company’s Board of Directors by a Grandfathered Person; provided, however, that a Person excluded from the definition of Acquiring Person pursuant to clause (iv) or (v) shall cease to be so excluded immediately at such time as such Person ceases to be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of (i) an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 20% or more of the

Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public announcement of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person” or (ii) an acquisition of Common Shares resulting from the grant, vesting or exercise of a compensatory equity award to a natural person in connection with services provided as a director or officer of the Company or any of its Subsidiaries. Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement, (ii) if a bona fide pledgee or swaps dealer who would otherwise be an “Acquiring Person” has become such as a result of a foreclosure upon or similar actions with respect to Common Shares held by a Person who is not an Acquiring Person, such pledgee or swaps dealer shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless the Board of Directors of the Company determines, in its sole discretion, that such actions were taken with the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company.

(a) “Affiliate” and “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(b) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates, owns directly or indirectly;

(ii) which such Person or any of such Person’s Affiliates or Associates:

(A) directly or indirectly has the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(B) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(b)(ii)(B) hereof) or disposing of any securities of the Company.

Notwithstanding the foregoing, (1) no Person engaged in business as an underwriter of securities shall be deemed the Beneficial Owner of any securities acquired through such Person’s participation as an underwriter in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition, and (2) no Person who is a director or an officer of the Company shall be deemed, as a result of his or her position as director or officer of the Company, the Beneficial Owner of any securities of the Company that are Beneficially Owned by any other director or officer of the Company.

For all purposes of this Agreement, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to beneficially own hereunder.

(c) “Book Entry” shall mean an uncertificated book entry for any Common Share or Preferred Share.

(d) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York State are authorized or obligated by law or executive order to close.

(e) “Change of Control Acquiring Person” shall have the meaning set forth in Section 24(b) hereof.

(f) “Close of Business” on any given date shall mean 5:00 P.M., New York, New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., New York, New York time, on the next succeeding Business Day.

(g) “Common Shares” when used with reference to the Company shall mean the shares of common stock, par value $0.0001 per share, of the Company. “Common Shares” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(h) “Company” shall have the meaning set forth in the preamble hereof.

(i) “Designated Office” shall have the meaning set forth in Section 5 hereof.

(j) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(k) “Early Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(n) “Exempt Acquisition” shall mean an acquisition of Common Shares of the Company in respect of which the Board of Directors has determined in advance of the completion of the acquisition and the execution of any definitive agreement related thereto that the Person acquiring Common Shares of the Company in the acquisition who would otherwise be an “Acquiring Person” as defined above, should not be deemed an “Acquiring Person” because the acquisition is in the best interests of the Company’s stockholders.

(o) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(p) “Ownership Statement” means, with respect to any Book Entry Common Share, current ownership statements issued to the record holders thereof in lieu of a certificate representing such Common Share.

(q) “Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity, as well as any group under Rule 13d-5(b)(1) of the Exchange Act.

(r) “Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Company having the rights and preferences set forth in the Form of Certificate of Designation attached to this Agreement as Exhibit A.

(s) “Purchase Price” shall have the meaning set forth in Section 4(a) hereof.

(t) “Qualifying Offer” shall mean an offer, determined by a majority of the members of the Board of Directors of the Company that are independent of the relevant offeror, to have each of the following characteristics with respect to the Common Shares: (i) a tender or exchange offer for all of the outstanding Common Shares at the same per-share consideration, and on such other terms and conditions, that the Board of Directors of the Company, with the approval of a majority of the independent directors, in each case, determines to be adequate and fair; (ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act; (iii) an offer that is conditioned on a minimum of at least a majority of the outstanding Common Shares being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable; (iv) an offer pursuant to which the offeror has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all Common Shares not tendered into the offer will be acquired using the same form and amount of consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any; and (v) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 60 days. An offer shall constitute a Qualifying Offer if and only for so long as each of the foregoing requirements in clauses (i) through (v) remain satisfied, and if any such requirement shall at any time thereafter fail to be satisfied such offer shall no longer constitute a Qualifying Offer.

(u) “Qualifying Offer Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(v) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(w) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(x) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(y) “Right” shall have the meaning set forth in the second paragraph hereof.

(z) “Rights Agent” shall have the meaning set forth in the preamble hereof.

(aa) “Right Certificate” shall have the meaning set forth in Section 3(a) hereof.

(bb) “Shares Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person.

(cc) “Stockholder Approval” shall mean the approval or ratification by the stockholders of the Company of this Agreement (as amended from time to time or as contemplated to be in effect following such

Stockholder Approval) as demonstrated by the votes cast in favor of any such approval or ratification proposal submitted to a stockholder vote by the Company exceeding the votes cast against such proposal at a duly held meeting of stockholders of the Company.

(dd) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(ee) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.

(ff) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and in no event shall be liable for the acts or omissions of any such co-Rights Agent.

Section 3. Issue of Right Certificates. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including in either case any such date which is after the date of this Agreement and prior to the issuance of the Rights); the earlier of such dates being herein referred to as the “Distribution Date,” (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company (or by Book Entry Common Shares of the Company) registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates or book entry, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with the necessary information, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person) at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

(b) On the Record Date, or as soon as practicable thereafter, the Company will (directly, or at the expense of the Company, upon the written request of the Company and after providing all necessary information and documents, through the Rights Agent or the Company’s transfer agent for the Common Shares) make available a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the earlier of the Final Expiration Date or the Redemption Date. With respect to certificates for Common Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earliest of the Redemption Date the Early Expiration Date, the Qualifying Offer Expiration Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares or the transfer of any Book Entry Common Shares of the Company outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.

(c) Certificates for Common Shares (or Book Entry Common Shares) which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Offer Expiration Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Resolute Energy Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”), dated as of May 17, 2016, as it may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge after receipt of a written request therefor. As set forth in the Rights Agreement, Rights beneficially owned by any Person (as defined in the Rights Agreement) who becomes an Acquiring Person or a Change of Control Acquiring Person (as defined in the Rights Agreement) become null and void and non-transferable.

With respect to any Book Entry Common Shares of the Company, such legend shall be included in the Ownership Statement in respect of such Common Share or in a notice to the record holder of such Common Share in accordance with applicable law. With respect to such certificates containing the foregoing legend, or any notice containing the foregoing legend delivered to holders of Book Entry Common Shares, until the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Offer Expiration Date or the Final Expiration Date, the Rights associated with the Common Shares of the Company represented by such certificates shall be evidenced by such certificates or such Book Entry Common Shares (including any Ownership Statement) alone, and the surrender for transfer of any such certificate or the transfer of any Book Entry Common Share shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of the Rights.

(d) Any Right Certificate representing Rights beneficially owned by any Person referred to in Section 7(e)(i), 7(e)(ii) or 7(e)(iii) shall (to the extent feasible) contain a legend in substantially the following form:

The Rights represented by this certificate are or were beneficially owned by a Person who was or became an Acquiring Person, a Change of Control Acquiring Person or an Affiliate or Associate of an Acquiring Person or a Change of Control Acquiring Person (as such terms are defined in the Rights Agreement). This certificate and the Rights represented hereby may be or may become null and void in the circumstances specified in Section 7(e) of such Rights Agreement.

Section 4. Form of Right Certificates.

(a) The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not materially and adversely affect the duties, rights or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any governmental authority, stock exchange, securities commission, the Financial Industry Regulatory Authority, or similar authority, or to conform to usage. Subject to the provisions of Section 23 and the other terms and conditions of this Agreement, the Right Certificates shall entitle the holders thereof to purchase such number of one one-thousandths of a Preferred Share as shall be set forth therein at the price per one one-thousandth of a Preferred Share set forth therein (the “Purchase Price”), but the number of such one one-thousandths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

(b) Any Right Certificate issued pursuant to Section 3(a) or Section 22 that represents Rights Beneficially Owned by any Person known to be (i) an Acquiring Person, a Change of Control Acquiring Person or any Associate or Affiliate of an Acquiring Person or a Change of Control Acquiring Person, (ii) a transferee of an Acquiring Person or a Change of Control Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person or Change of Control Acquiring Person becomes such or (iii) a transferee of an Acquiring Person or a Change of Control Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person or Change of Control Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person or Change of Control Acquiring Person (or any Affiliate or Associate thereof) to holders of equity interests in such Acquiring Person or Change of Control Acquiring Person (or any Affiliate or Associate thereof) or to any Person with whom such Acquiring Person or Change of Control Acquiring Person (or any Affiliate or Associate thereof) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of Section 7(e), and any Right Certificate issued pursuant to Section 6 or Section 11 upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

The Rights represented by this Right Certificate are or were Beneficially Owned by a Person who was or became an Acquiring Person or a Change of Control Acquiring Person or an Affiliate or Associate of an Acquiring Person or a Change of Control Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Right Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Rights Agreement.

The absence of the foregoing legend on any Right Certificate shall in no way affect any of the other provisions of this Agreement, including the provisions of Section 7(e).

Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

Following the Distribution Date, and receipt by the Rights Agent of all necessary information, the Rights Agent will keep or cause to be kept, at its office designated for such purpose (the “Designated Office”), books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of Section 14 and other applicable provisions hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Sections 7(e) or 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the Designated Office of the Rights Agent. The Right Certificates are transferrable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate, shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. The Rights Agent shall promptly forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice. The Rights Agent shall have no duty or obligation under this Section 6 unless and until it is reasonably satisfied that all such taxes and/or charges have been paid.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Notwithstanding any other provisions hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Rights Certificates.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly and duly executed, to the Rights Agent at the Designated Office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 16, 2019 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) if Stockholder Approval has not been obtained on or prior to May 16, 2017, the Close of Business on May 16, 2017 (the “Early Expiration Date”) or (v) the time, which shall not be earlier than the sixty-first (61st) day after the commencement of the Qualifying Offer, at which a Person, together with such Person’s Affiliates and Associates, accepts, pursuant to the Qualifying Offer, for purchase or exchange at the same per share consideration such number of Common Shares of the Company as would represent, following such acceptance for purchase or exchange and together with any Common Shares owned by such offeror(s), more than 50% of the Common Shares of the Company then outstanding on a fully diluted basis (the “Qualifying Offer Expiration Date”). From such time as the Rights are no longer exercisable hereunder, the Rights Agent shall have no further duties, obligations or liabilities hereunder except as expressly stated herein.

(b) The Purchase Price for each one one-thousandth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $4.50, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly and duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable tax or charge required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by cash or certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or make available if the Rights Agent is the Transfer Agent) certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent of the Preferred Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder; and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate. In the event that the Company is obligated to issue securities of the Company other than Preferred Shares (including Common Shares) of the Company pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent.

(d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

(e) Notwithstanding anything in this Agreement to the contrary, any Rights that are at any time beneficially owned by (i) an Acquiring Person or Change of Control Acquiring Person or any Associate or Affiliate of an Acquiring Person or Change of Control Acquiring Person, (ii) a transferee of an Acquiring Person (or Change of Control Acquiring Person or of any Associate or Affiliate of an Acquiring Person or Change of Control Acquiring Person) who becomes a transferee after the Acquiring Person becomes such or (iii) a transferee of an Acquiring Person or Change of Control Acquiring Person (or of any Associate or Affiliate of an Acquiring Person or Change of Control Acquiring Person) who becomes a transferee prior to or concurrently with the Acquiring Person or Change of Control Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person or Change of Control Acquiring Person to holders of equity interests in such Acquiring Person or Change of Control Acquiring Person or to any Person with whom the Acquiring Person or Change of Control Acquiring Person has any agreement, arrangement or understanding, whether or not in writing, regarding the transferred Rights, the Common Shares of the Company associated with such Rights or the Company, or (B) a transfer which the Board of Directors has determined is part of an agreement, plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall be null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 3(d) of this Agreement are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or Change of Control Acquiring Person or any Affiliates or Associates of an Acquiring Person or Change of Control Acquiring Person or any transferee of any of them hereunder.

(f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or other securities upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall, at the written request of the Company, deliver all cancelled Right Certificates to the Company or destroy such cancelled Right Certificates, and, in such case, shall deliver a certificate of destruction thereof to the Company upon its request.

Section 9. Availability of Preferred Shares. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

The Company further covenants and agrees that it will pay when due and payable any and all taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable tax or charge) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

From and after the occurrence of event that results in a Person becoming an Acquiring Person or a or a Change of Control Acquiring Person, any Rights that are or were acquired or beneficially owned by any Acquiring Person or Change of Control Acquiring Person (or any Associate or Affiliate of such Acquiring Person or Change of Control Acquiring Person) shall be null and void without any further action, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement or otherwise. Neither the Company nor the Rights Agent shall have liability to any holder of Right Certificates or other Person as a result of the Company’s or the Rights Agent’s failure to make any determinations with respect to an Acquiring Person or Change of Control Acquiring Person or their Affiliates, Associates or transferees hereunder. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person or Change of Control Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person or Change of Control Acquiring Person or an Associate or Affiliate of either or with respect to any Common Shares otherwise deemed to be Beneficially Owned by any of the foregoing; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person or Change of Control Acquiring Person or other Person whose Rights would be null and void pursuant to the preceding sentence shall be cancelled upon direction from the Company.

(iii) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price (as defined in Section 11(d)) of the Preferred Shares on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights. Preferred Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such then-current per share market price of the Preferred Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to but not including such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after but not including the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by such system as may be then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii) For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) hereof (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one thousand. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (A) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one one-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or in the number of one one-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-thousandths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-thousandth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt notice thereof to the Rights Agent) until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Preferred Shares shall not be taxable to such stockholders.

(n) In the event that, at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then, in any such case, (A) the number of one one-thousandths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-thousandths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (B) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth the amount of the adjustment and a brief statement of the facts and computations accounting for such adjustment (including, without limitation, the record date for the adjustment), (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares and the Securities and Exchange Commission or other relevant regulatory authority a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall have no duty with respect to and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate.

Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, at any time after a Person has become an Acquiring Person, (a) the Company shall effect a share exchange, consolidate with, or merge with and into, any other Person, (b) any Person shall effect a share exchange, consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such share exchange or merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares of the Company thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless, prior thereto, the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers, share exchanges, or consolidations or sales or other transfers.

Section 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by such system as may be then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-thousandth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-thousandth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action expressly given to the Rights Agent under Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the Designated Office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer; and the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) (or Book Entry Common Share) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate (or Ownership Statements or other notices provided to holders of Book Entry Common Shares) made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

Section 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise or exchange of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, amendment and administration of this Agreement, including without limitation the costs and expenses of defending against any claim of liability arising therefrom directly or indirectly in the premises.

The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

Except in the case of the Rights Agent’s gross negligence, willful misconduct or fraud, the Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

Neither party to this Agreement shall be liable for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may effect a share exchange, be consolidated, or any Person resulting from any merger, share exchange, or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, but not limited to, the identity of any Acquiring Person and the determination of current market price of any security) be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent for any action taken or suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct and that of its officers, directors and employees.

(d) The Rights Agent shall not be liable and shall be indemnified and held harmless for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any liability or responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible or liable for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible or liable for any change in the exercisability of the Rights (including the Rights becoming null and void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

(h) The Rights Agent and any stockholder, director, affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business and in good standing under the laws of any state of the United States, so long as such Person is authorized under such laws to exercise all of the duties of the Rights Agent under this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $0.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

Section 24. Exchange. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) and/or Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(a)(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).

(b) Notwithstanding paragraph (a) of this Section 24, if a Person becomes a Change of Control Acquiring Person, all of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) and/or Section 11(a)(ii) hereof) will automatically be exchanged for Common Shares at the Exchange Ratio. “Change of Control Acquiring Person” shall mean any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) that would, but for the operation of this Agreement, acquire beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the SEC under the Exchange Act, as amended, and including holding irrevocable proxies to vote for the election of directors other than proxies held by the Company’s management or their designees to be voted in favor of persons nominated by the Company’s board of directors) of thirty-five percent (35%) or more of the outstanding voting securities of the Company, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in the elections for directors of the Company), such person or group to become a Change of Control Acquiring Person immediately prior to the transaction, event or circumstance that would, but for the operation of this Agreement, result in such person or group becoming the owner of thirty-five percent (35%) or more of the outstanding voting securities of the Company, measured by voting power. The purpose of this Section 24(b) is (i) to prevent a “Change in Control” from occurring pursuant to Section 10.01 of the Secured Term Loan Agreement dated December 30, 2014, as amended, among the Company, certain of its subsidiaries as guarantors, Bank of Montreal as Administrative Agent, and the Lenders party thereto or Section 10.01 of the Company’s Second Amended and Restated Credit Agreement dated as of March 30, 2010, as amended, and (ii) to prevent a “Change of Control” from occurring pursuant to Section 4.19 of the Indenture dated April 25, 2012 between the Company, the subsidiary guarantors, and the trustee thereunder, in each case, while this Agreement is in effect and this Agreement shall be interpreted in a manner so as to accomplish that purpose to the greatest extent possible.

(c) The Board of Directors of the Company may implement such reasonable procedures as it may in good faith deem appropriate to effect such exchange, which may include procedures designed to ensure that Common Shares are not issued in respect of Rights that have become null and void pursuant to the provisions of Section 7(e) and/or Section 11(a)(ii) hereof and that Common Shares believed by it in good faith to be issuable in respect of Rights that have not become so null and void are held in trust for the benefit of the holders thereof.

(d) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) or upon the automatic exchange pursuant to paragraph (b) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of the holders of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to the Rights Agent and to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e) and/or Section 11(a)(ii) hereof) held by each holder of Rights.

(e) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(f) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (f), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events. (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in stock of any class to the holders of the Preferred Shares or to make any other distribution to the holders of the Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any share exchange, consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such share exchange, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the

Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 7(e) and/or Section 11(a)(ii) hereof.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service, first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Resolute Energy Corporation

1700 Lincoln Street

Suite 2800

Denver, CO 80203

Attn: General Counsel

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Robert McMonagle

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. The Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. For the avoidance of doubt, the Company shall be entitled to adopt and implement such procedures and arrangements (including with third parties) as it may deem necessary or desirable to facilitate the exercise, exchange, trading, issuance or distribution of the Rights (and Preferred Shares or other securities) as contemplated hereby and to ensure that an Acquiring Person or Change of Control Acquiring Person does not obtain the benefits thereof, and amendments in respect of the foregoing shall not be deemed to adversely affect the interests of the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

Section 30. Severability. If any term, provision, covenant or restriction of this Agreement or the Rights is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and the Rights shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 31. Governing Law. This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 32. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 33. Determinations and Actions by the Board of Directors. For all purposes of this Agreement, any calculation of the number of Common Shares of the Company outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or exchange or not to redeem or exchange the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors to any liability to the holders of the Common Shares or the Rights. The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.

Section 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		RESOLUTE ENERGY CORPORATION

By	/s/ Joan E. Thompson	By	/s/ Michael N. Stefanoudakis
Name:	Joan E. Thompson	Name:	Michael N. Stefanoudakis
Title:	Paralegal	Title:	Senior Vice President & General Counsel

Attest:		CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By	/s/ Henry Farrell	By	/s/ Robert McMonagle
Name:	Henry Farrell	Name:	Robert McMonagle
Title:	Vice President & Account Administrator	Title:	Vice President & Account Administrator

EXHIBIT LIST

Exhibit A:	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Resolute Energy Corporation

Exhibit B:	Form of Right Certificate

Exhibit C:	Summary of Rights to Purchase Preferred Shares

Resolute

Energy Corporation

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION

Date: May 12, 2017

Time: 9:00 A.M. (Mountain Daylight Time)

Place: [TO COME]

See Voting Instructions on Reverse Side.

Please make your marks like this: XUse dark black pencil or pen only

Board of Directors Recommends a Vote “FOR” the election of Directors nominated in Proposal 1, “FOR” Proposals 2, 4, 5 and 6, and “EVERY YEAR”

for Proposal 3.

1: The election of two Class II directors to the Board of Directors

Directors

01 James M. Piccone

Recommend

02 Thomas O. Hicks, Jr.

Vote For All Nominees

Withhold Authority For All Nominees

*Vote For All Except

For All Nominees

*INSTRUCTIONS: To withhold authority for any individual nominee(s), mark the exception box and write the number(s) in the space provided to the right.

Directors Recommend

2: To approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers

For

Against

Abstain

For

3: To select, by a non-binding advisory vote, the frequency – every year, every other year, or every third year – at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company

EVERY YEAR

EVERY 2 YEARS

EVERY 3 YEARS

ABSTAIN

For EVERY YEAR

4: To approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 1,450,000 shares of our common stock

For

Against

Abstain

For

For

Against

Abstain

For

5: To ratify the Company’s stockholder rights agreement

6: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017

For

Against

Abstain

For

7: To transact such other business as may properly come before the meeting and any adjournments or postponements thereof

To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here

Please Date

Please Sign Here

Please Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys–in–fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Resolute

Energy Corporation

Annual Meeting of Resolute Energy Corporation

to be held on Friday, May 12, 2017

for Stockholders of record as of March 14, 2017

This proxy is solicited on behalf of the Board of Directors of

Resolute Energy Corporation.

VOTED BY:

INTERNET

TELEPHONE

Go To

www.proxypush.com/ren

• Cast your vote online.

• View meeting documents.

Call 866-390-6226

OR

• Use any touch-tone telephone.

• Have your Proxy Card ready.

MAIL

• Follow the simple recorded instructions.

• Mark, sign and date your Proxy Card.

OR

• Detach your Proxy Card.

• Return your Proxy Card in the postage-paid

envelope provided.

All votes must be received by 5:00 p.m, Eastern Time, May 11, 2017.

PROXY TABULATOR FOR

RESOLUTE ENERGY CORPORATION

P.O. BOX 8016

CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Resolute Energy Corporation

Annual Meeting of Stockholders

May 12, 2017, 9:00 A.M. (Mountain Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard F. Betz, James M. Piccone and Michael N. Stefanoudakis, or any one of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on March 14, 2017, at the Annual Meeting of Stockholders to be held on Friday, May 12, 2017, at 9:00 a.m., MDT, at [to come], and any adjournment or postponement thereof.

This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of Directors nominated in Proposal 1, “FOR” Proposals 2, 4, 5 and 6, and “EVERY YEAR” for Proposal 3.

This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. Please sign and return this proxy in the enclosed pre-addressed envelope. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of the Directors nominated in Proposal 1 and “FOR” Proposals 2, 4, 5 and 6, and “EVERY YEAR” for Proposal 3.

This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.

The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 12, 2017: The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2016, are available at www.proxydocs.com/ren.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please separate carefully at the perforation and return just this portion in the envelope provided.